Exhibit 10.1

$145,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of March 24, 2011

by and among

IGNITE RESTAURANT GROUP, INC.,

as Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION

for itself, as a Lender, Swingline Lender as L/C Issuer, and as Agent for all Lenders

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

GE CAPITAL MARKETS, INC.,

as Co-Lead Arranger and Joint Bookrunner,

GOLUB CAPITAL MANAGEMENT LLC,

as Co-Lead Arranger, Syndication Agent and Joint Bookrunner,

BANK OF AMERICA, N.A.,

as Co-Documentation Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH,

as Co-Lead Arranger and Joint Bookrunner,

and

KEY BANK NATIONAL ASSOCIATION,

as Co-Documentation Agent and Joint Bookrunner

TABLE OF CONTENTS

ARTICLE I - THE CREDITS		1
1.1	Amounts and Terms of Commitments	1
1.2	Notes	7
1.3	Interest	7
1.4	Loan Accounts	8
1.5	Procedure for Revolving Credit Borrowing	9
1.6	Conversion and Continuation Elections	10
1.7	Optional Prepayments	11
1.8	Mandatory Prepayments of Loans and Commitment Reductions	11
1.9	Fees	14
1.10	Payments by Borrower	15
1.11	Payments by the Lenders to Agent; Settlement	16
1.12	Incremental Facilities	19

ARTICLE II - CONDITIONS PRECEDENT		21
2.1	Conditions of Initial Loans	21
2.2	Conditions to All Borrowings	22

ARTICLE III - REPRESENTATIONS AND WARRANTIES		23
3.1	Corporate Existence and Power	23
3.2	Corporate Authorization; No Contravention	24
3.3	Governmental Authorization	24
3.4	Binding Effect	24
3.5	Litigation	25
3.6	No Default	25
3.7	ERISA Compliance	25
3.8	Use of Proceeds; Margin Regulations	25
3.9	Title to Properties	26
3.10	Taxes	26
3.11	Financial Condition	26
3.12	Environmental Matters	27
3.13	Regulated Entities	28
3.14	Solvency	28
3.15	Labor Relations	28
3.16	Intellectual Property	28
3.17	Subsidiaries	28
3.18	Brokers’ Fees; Transaction Fees	28
3.19	Insurance	29
3.20	Deposit Accounts and Other Accounts	29
3.21	Full Disclosure	29
3.22	Foreign Assets Control Regulations and Anti-Money Laundering	29
3.23	Patriot Act	30

ARTICLE IV - AFFIRMATIVE COVENANTS		30
4.1	Financial Statements	30
4.2	Certificates; Other Information	31
4.3	Notices	32
4.4	Preservation of Corporate Existence, Etc.	33
4.5	Maintenance of Property	34

i

4.6	Insurance	34
4.7	Payment of Obligations	35
4.8	Compliance with Laws	35
4.9	Inspection of Property and Books and Records	36
4.10	Use of Proceeds	36
4.11	Cash Management Systems	36
4.12	Landlord Agreements	36
4.13	Further Assurances	36
4.14	Interest Rate Protection	38
4.15	Environmental Matters	38

ARTICLE V - NEGATIVE COVENANTS		39
5.1	Limitation on Liens	39
5.2	Disposition of Assets	41
5.3	Consolidations and Mergers	43
5.4	Loans and Investments	43
5.5	Limitation on Indebtedness	45
5.6	Transactions with Affiliates	46
5.7	Management Fees and Compensation	46
5.8	Use of Proceeds	47
5.9	Contingent Obligations	47
5.10	Compliance with ERISA	48
5.11	Restricted Payments	48
5.12	Change in Business	50
5.13	Change in Structure	50
5.14	Changes in Accounting	50
5.15	Amendments to Subordinated Indebtedness	50
5.16	No Negative Pledges	50
5.17	OFAC	51
5.18	Sale-Leasebacks	51
5.19	Hazardous Materials	52
5.20	Overfunded Equity Account	52
5.21	Lease Obligations	52

ARTICLE VI - FINANCIAL COVENANTS		52
6.1	Capital Expenditures	53
6.2	Effective Leverage Ratio	53
6.3	Fixed Charge Coverage Ratio	54
6.4	Specified Equity Contribution	54

ARTICLE VII - EVENTS OF DEFAULT		55
7.1	Event of Default	55
7.2	Remedies	57
7.3	Rights Not Exclusive	57
7.4	Cash Collateral for Letters of Credit	57

ARTICLE VIII - AGENT		58
8.1	Appointment and Duties	58
8.2	Binding Effect	59
8.3	Use of Discretion	59
8.4	Delegation of Rights and Duties	60

8.5	Reliance and Liability	60
8.6	Agent Individually	61
8.7	Lender Credit Decision	61
8.8	Expenses; Indemnities	62
8.9	Resignation of Agent or L/C Issuer	63
8.10	Release of Collateral or Guarantors	63
8.11	Additional Secured Parties	64
8.12	Documentation Agent, Syndication Agent, Co-Lead Arranger and Joint Bookrunner	65

ARTICLE IX - MISCELLANEOUS		65
9.1	Amendments and Waivers	65
9.2	Notices	67
9.3	Electronic Transmissions	67
9.4	No Waiver; Cumulative Remedies	68
9.5	Costs and Expenses	68
9.6	Indemnity	69
9.7	Marshaling; Payments Set Aside	70
9.8	Successors and Assigns	70
9.9	Assignments and Participations; Binding Effect	70
9.10	Non-Public Information; Confidentiality	73
9.11	Set-off; Sharing of Payments	75
9.12	Counterparts	76
9.13	Severability; Facsimile Signature	76
9.14	Captions	76
9.15	Independence of Provisions	76
9.16	Interpretation	76
9.17	No Third Parties Benefited	76
9.18	Governing Law and Jurisdiction	76
9.19	Waiver of Jury Trial	77
9.20	Entire Agreement; Release; Survival	77
9.21	Patriot Act	78
9.22	Replacement of Lender	78
9.23	Joint and Several	79
9.24	Creditor-Debtor Relationship	79

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY		79
10.1	Taxes	79
10.2	Illegality	81
10.3	Increased Costs and Reduction of Return	82
10.4	Funding Losses	83
10.5	Inability to Determine Rates	84
10.6	Reserves on LIBOR Rate Loans	84
10.7	Certificates of Lenders	84

ARTICLE XI - DEFINITIONS		84
11.1	Defined Terms	84
11.2	Other Interpretive Provisions	108
11.3	Accounting Terms and Principles	109
11.4	Payments	109

SCHEDULES

Schedule 1.1(a)	Term Loan Commitments
Schedule 1.1(b)	Revolving Loan Commitments
Schedule 1.1(c)	Existing Letters of Credit
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.8	Margin Regulations
Schedule 3.9	Properties
Schedule 3.10	Taxes
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.18	Brokers’ and Transaction Fees
Schedule 3.20	Deposit Accounts and Other Accounts
Schedule 4.12	Landlord Agreements
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Affiliate Transactions
Schedule 5.9	Contingent Obligations
Schedule 11.1(a)	Prior Indebtedness
Schedule 11.1(b)	Fiscal Periods
Schedule 11.1(c)	Fiscal Quarters
Schedule 11.1(d)	Fiscal Years

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 1.8(e)	Form of Excess Cash Flow Certificate
Exhibit 4.2(b)	Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of Swingline Note
Exhibit 11.1(f)	Form of Term Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of March 24, 2011, by and among Ignite Restaurant Group, Inc., a Delaware corporation (“Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as administrative agent for itself and the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and as a Lender (including a Swingline Lender) and L/C Issuer.

WITNESSETH:

WHEREAS, Borrower has requested, and the Lenders have agreed to make available to Borrower, a revolving credit facility (including a letter of credit subfacility) and a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness, (b) to make the Closing Date Dividend (as defined below), (c) provide for working capital, capital expenditures, permitted acquisitions and other general corporate purposes of Borrower and its Subsidiaries and (d) fund certain fees and expenses associated with the funding of the Loans;

WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and owned real property;

WHEREAS, on the Closing Date, JCS Holdings, LLC, a Delaware limited liability company (“Parent”) directly owns all of the Stock and Stock Equivalents of Borrower, and is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of Borrower and substantially all of its other personal and real property to secure the Obligations;

WHEREAS, subject to the terms hereof, Parent and each Subsidiary of Parent other than Borrower is willing to guarantee all of the Obligations of Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property, including all of the Stock and Stock Equivalents of the Borrower;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I - THE CREDITS

1.1                               Amounts and Terms of Commitments

(a)                                 The Term Loan.

(i)                                     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Closing Date, the amount set forth opposite such Lender’s name in

Schedule 1.1(a) under the heading “Term Loan Commitment” (such amount being referred to herein as such Lender’s “Term Loan Commitment”). Amounts borrowed under this subsection 1.1(a)(i) are referred to as the “Term Loan.”

(ii)                                  Amounts borrowed as the Term Loan which are repaid or prepaid may not be reborrowed.

(b)                                 The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitment” (such amount as the same may be reduced or increased from time to time pursuant to subsection 1.8(g) or as a result of one or more assignments pursuant to Section 9.9, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time is the Aggregate Revolving Loan Commitment then in effect less the sum of (x) the aggregate amount of Letter of Credit Obligations and (y) the aggregate principal amount of outstanding Swing Loans. If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(c)                                  Letters of Credit. (i) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of Borrower (or, as long as Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of Parent or any Subsidiary of Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Termination Date and 10 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit during the continuance of any of the following, after giving effect to such Issuance:

(A)                               (i) the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Balance or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $6,000,000 (the “L/C Sublimit”);

(B)                               the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its automatic renewal for additional periods not exceeding one year as long as (x) Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)                               (i) any fee due (after giving effect to any applicable grace period) in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by Borrower (and, if such Letter of Credit is issued for the account of any Subsidiary of Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit in the form of the Master L/C Agreement or such other form as is acceptable to Agent (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name or in the name of one of its Affiliates and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) if an allocation under clause (z) cannot be made in the reasonable determination of the Agent, the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) if an allocation under clause (z) cannot be made in the reasonable determination of the Agent, the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) if an allocation under clause (z) cannot be made in the reasonable determination of the Agent, the Revolving Loan Commitments of the other Lenders have been increased (with the prior written consent of such Lenders) by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).

(ii)                                  Notice of Issuance. Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly in writing, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(iii)                               Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent (which, after receipt, Agent shall provide to each Revolving Lender), in form and substance reasonably satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)                              Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v)                                 Reimbursement Obligations of Borrower. Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by Borrower as provided in this clause (v) (or any such payment by Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall forward a copy to each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi)                                      Reimbursement Obligations of the Revolving Credit Lenders. Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to Borrower, which, upon receipt thereof by such L/C Issuer, Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Agent for the benefit of such L/C Issuer, the Agent shall promptly pay to such Lender all amounts received by the Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii)                           Obligations Absolute. The obligations of Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection 1.1(c)(vii), constitute a legal or equitable discharge of any obligation of Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement, any Loan Document or applicable law or excuse any L/C Issuer from claims which Borrower may assert against the L/C Issuer subject to the terms of any Loan Documents, applicable L/C Reimbursement Agreement or applicable law.

(viii)                                Existing Letters of Credit. Schedule 1.1(c) contains a schedule describing letters of credit (the “Existing Letters of Credit”) issued prior to the Closing Date by Wells Fargo Bank, National Association (as successor-by-merger to Wachovia Bank, National Association) for the account of Borrower. On the Closing Date, (i) the Existing Letters of Credit shall be automatically and without further action by any Person constitute a Letter of Credit and be deemed to have been issued pursuant to this Section 1.1(c) for the account of Borrower and subject to the provisions hereof and, for this purpose, the fees applicable to Letters of Credit specified in this Section 1.1(c) and Section 1.9(c) shall be payable (in substitution for any fees set forth in the original letter of credit reimbursement agreement or application relating to such letter of credit) as if such letter of credit had been issued on the Closing Date pursuant to this Section 1.1(c), (ii) GE Capital shall be deemed to be the L/C Issuer of such letter of credit, (iii) the face amount of such letter of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations.

(d)                                         Swing Loans. (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii)                                  Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 3:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)                                       Refinancing Swing Loans.

(1)  The Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2)  Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv)          Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2                               Notes.

(a)                                         The Term Loan made by each Lender with a Term Loan Commitment shall be evidenced by this Agreement and, if requested by such Lender, a Term Note issued by Borrower payable to the order of such Lender in an amount equal to such Lender’s Term Loan Commitment.

(b)                                         The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to the order of such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(c)                                          Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

1.3                               Interest.  (a) Subject to subsections 1.3(c) and 1.3(d), the Term Loan shall bear interest at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided that Swing Loans may not be LIBOR Rate Loans. Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of demonstrable error. All computations of interest and of fees other than those payable pursuant to Section 1.9(a) shall be made by the Agent on the basis of (x) in the case of LIBOR Loans and per annum fees, a year of 360 days and (y) in the case of Base Rate Loans, a year of 365/366 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof (and the first day of the immediately succeeding period shall be such last day).

(b)                                 Interest on each Loan shall be paid in arrears on each Interest Payment Date; provided, that, the first Interest Payment Date with respect to any Base Rate Loan shall be July 1, 2011. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c)                                  At the election of the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(f) or 7.1(g) exists), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations under the Loan Documents (excluding any Obligations with respect to Secured Rate Contracts and Bank Product Obligations) from and after the date of occurrence and during the continuance of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations under the Loan Documents (excluding any Obligations with respect to Secured Rate Contracts and Bank Product Obligations) not subject to an Applicable Margin (other than the fees described in subsection 1.9(c)), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%). All such interest shall be payable in cash on demand of the Required Lenders.

(d)                                 Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4                               Loan Accounts.

(a)                                 Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)                                 Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each

Lender and each L/C Issuer in the Term Loan, Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower and its application to the Obligations.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable in accordance with the terms herein and only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by Borrower, Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5                               Procedure for Revolving Credit Borrowing.

(a)                                 Each Borrowing of a Revolving Loan shall be made upon Borrower’s irrevocable (subject to Section 10.5 hereof) written notice delivered to Agent in the form of a Notice of Borrowing, which notice must be received by Agent prior to (i) 11:00 a.m. (New York time) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $5,000,000 and in the case of the initial Loans to be made on the Closing Date, (ii) 3:00 p.m. (New York time) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $5,000,000 and (iii) 3:00 p.m. (New York time) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Each Notice of Borrowing shall specify:

(i)                                     the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

(ii)                                  the requested Borrowing date, which shall be a Business Day;

(iii)                               whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv)                              if the Borrowing is to contain a LIBOR Rate Loan, the Interest Period applicable to each such Loan.

(b)                                 Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c)                                  Unless Agent is otherwise directed in writing by Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to Borrower by Agent by wire transfer of such amount to Borrower pursuant to the wire transfer instructions specified on the signature page hereto, as such wire transfer instructions may be updated from time to time by written notice from Borrower to Agent.

1.6                               Conversion and Continuation Elections.

Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Revolving Loans or Term Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Revolving Loan or Term Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Revolving Loan or group of Revolving Loans or Term Loan or group of Term Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount. Any such election must be made by Borrower by 3:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower in such election. No LIBOR Rate Loan shall be comprised of both Revolving Loans (or any one or more portions thereof) and the Term Loan (or any one or more portions thereof). If no election is received with respect to a LIBOR Rate Loan by 3:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier, or by Electronic Transmission (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.6. No Revolving Loan or Term Loan shall be made, converted into or continued as a LIBOR Rate Loan if an Event of Default has occurred and is continuing and the Required Lenders have determined not to make or continue any Revolving Loan or Term Loan as a LIBOR Rate Loan as a result thereof. Until the earlier of (i) thirty (30) days after the Closing Date or (ii) completion of primary syndication as determined by Agent, all outstanding LIBOR Rate Loans shall be subject to a one week Interest Period.

(a)                                         Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve Borrower of any liability hereunder or provide the basis for any claim against

Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans or Term Loan held by each Lender with respect to which the notice was given.

(b)                                 Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than ten (10) different Interest Periods in effect.

1.7                               Optional Prepayments.

(a)                                 Borrower may at any time prepay the Revolving Loans in whole or in part in an amount greater than or equal to $100,000, in each instance, without penalty or premium except as provided in Section 10.4. Borrower may at any time upon at least one (1) Business Day prior written notice by Borrower to Agent, prepay the Term Loan in whole or in part in an amount greater than or equal to $100,000, in each instance, upon payment of amounts payable as provided in Section 10.4. Optional partial prepayments of the Term Loan shall be applied in the manner requested by the Borrower.

(b)                                 The notice of any prepayment shall not thereafter be revocable by Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date, but the prepayment may be conditioned upon the happening of certain events specified therein. Together with each prepayment under this Section 1.7, Borrower shall pay any amounts required pursuant to Section 10.4.

(c)                                  So long as the entire principal balance of the Term Loan then outstanding has been paid in full, the Borrower shall have the right from time to time thereafter to reduce permanently the Revolving Loan Commitment In Permanent Reduction of the Revolving Loan Commitments upon at least two (2) Business Days prior written notice by Borrower delivered to Agent so long as no such reduction reduces the Revolving Loan Commitment to an amount that is less than the then outstanding Revolving Loan, unless concurrently with such reduction the outstanding principal balance of the Revolving Loan (including the outstanding amount of Letters of Credit) are concurrently reduced such that the outstanding principal balance of the Revolving Loan (including the outstanding amount of Letter of Credit) is not greater than the Revolving Loan Commitment as so reduced. Any such notice shall be irrevocable, provided, that such notice may be conditioned upon the occurrence of events specified in such notice, and if such events do not occur within the time frame therein specified, such notice may be revoked by notice to Agent delivered on or prior to the date and time specified for such prepayment.

1.8                               Mandatory Prepayments of Loans and Commitment Reductions.

(a)                                      Scheduled Term Loan Payments. The principal amount of the Term Loan shall be paid in installments (subject to adjustment based on any prior prepayments thereof) on the dates and in the respective amounts shown below:

Amount of Term
Date of Payment	Loan Payment
June 20, 2011	$750,000
September 12, 2011	$750,000
January 2, 2012	$750,000
March 26, 2012	$750,000
June 18, 2012	$750,000
September 10, 2012	$750,000
December 31, 2012	$750,000
March 25, 2013	$750,000
June 17, 2013	$1,500,000
September 9, 2013	$1,500,000
December 30, 2013	$1,500,000
March 24, 2014	$1,500,000
June 16, 2014	$2,250,000
September 8, 2014	$2,250,000
December 29, 2014	$2,250,000
March 23, 2015	$2,250,000
June 15, 2015	$3,000,000
September 7, 2015	$3,000,000
December 28, 2015	$3,000,000
March 24, 2016	$90,000,000

The final scheduled installment of the Term Loan shall in any event be in an amount equal to the entire remaining principal balance of the Term Loan.

The principal amount of any Incremental Term Loan shall be paid on the applicable Incremental Term Loan Maturity Date and on the applicable Incremental Term Loan Repayment Dates and in the amounts set forth in the applicable Incremental Amendment.

(b)                                 Revolving Loan.

(i)                                     Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

(ii)                                  If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then Borrower shall promptly and, in any event, on the same Business Day on which such excess first occurs, prepay outstanding Revolving Loans in an amount equal to such excess.

(c)                                  Asset Dispositions. If Parent or any Subsidiary of Parent shall at any time or from time to time:

(i)                                     make a Disposition; or

(ii)                                  suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by Borrower and its Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $1,000,000, then (A) Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by Borrower and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by Borrower and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(g) hereof. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent Borrower or such Subsidiary (i) in the case of a Disposition, reinvests the Net Proceeds of such Disposition in productive assets (other than Inventory, except to the extent Inventory is the subject of such Disposition) of a kind then used or usable in the business of Borrower or such Subsidiary, within three hundred sixty five (365) days after the date of such Disposition and (ii) in the case of an Event of Loss, reinvests the Net Proceeds of such Event of Loss in productive assets (other than Inventory, except to the extent Inventory is the subject of such Event of Loss) of a kind then used or usable in the business of Borrower or such Subsidiary, within three hundred sixty five (365) days after the date of such Event of Loss (or in the case of this clause (ii), enters into a binding commitment to reinvest such Net Proceeds within three hundred sixty five (365) days and actually makes such reinvestment within four hundred fifty five (455) days (or such later date agreed to in writing by the Agent in its reasonable discretion); provided, further, that in the case of either a Disposition or Event of Loss the Borrower notifies Agent of Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(d)                                 Issuance of Securities. Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, and (ii) Excluded Equity Issuances), Borrower shall deliver, or cause to be delivered, to Agent an amount equal to 50% of such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(g).

(e)                                  Excess Cash Flow. Within five (5) days after the annual financial statements are required to be delivered pursuant to subsection 4.1(a) hereof, commencing with such annual financial statements for the Fiscal Year ending on January 2, 2012, Borrower shall deliver to Agent a written calculation of Excess Cash Flow of the Credit Parties and their Subsidiaries for such Fiscal Year in the form of Exhibit 1.8(e) and certified as correct on behalf of Borrower by a Responsible Officer of Borrower and concurrently therewith shall deliver to Agent, for distribution to the Lenders, an amount equal to 50% of such Excess Cash Flow for application to the Loans in accordance with the provisions of subsection 1.8(g) hereof. Excess Cash Flow shall be calculated in the manner set forth in Exhibit 1.8(e).

(f)                                   [intentionally omitted].

(g)                                  Application of Prepayments. Subject to subsection 1.10(c), any prepayments of Term Loan pursuant to subsection 1.8(c), 1.8(d) or 1.8(e) shall be applied first to prepay the next 2 installments of the Term Loan in direct order of maturity and then to the remaining installments of principal (including the final installment) on a pro rata basis, second to prepay outstanding Swing Loans, and third to prepay outstanding Revolving Loans without a permanent reduction of the Aggregate Revolving Loan Commitment. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4.

(h)                                 No Implied Consent. Provisions contained in this Section 1.8 for application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof.

1.9                               Fees.

(a)                                 Agent’s Fees. Borrower shall pay to Agent, for Agent’s own account the fees set forth in the letter agreement between the Borrower, GE Capital Markets, Inc. and Agent dated March 24, 2011 (the “Fee Letter”).

(b)                                 Unused Commitment Fee. Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(i)                                             the average daily balances of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar quarter, less

(ii)                                          the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding Swing Loans held by such Swingline Lender, in each case, during the preceding month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) with respect to the Swingline Lender be less than zero, multiplied by one-half of one percent (0.5%) per annum. Such fee shall be payable quarterly in arrears on each April 1, July 1, October 1 and January 1 of each year commencing with July 1, 2011. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement.

(c)                                  Letter of Credit Fee. Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by Borrower, all reasonable costs and expenses incurred by Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum (it being understood that any election by the Required Lenders under Section 1.3(c) to impose the default rate of interest shall be deemed to be an election to increase the rate of the fee under this Section 1.9(c)). Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar quarter (commencing with July 1, 2011) and on the Revolving Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable, in each case, pursuant to and in accordance with the application and related documentation under which such Letter of Credit is issued.

1.10                        Payments by Borrower.

(a)                                 All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, defense, rescission, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), and, in each case, shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, Agent’s fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days prior notice to Borrower, other fees, costs or expenses payable by Borrower or any of its Subsidiaries hereunder or under the other Loan Documents, which notice shall include a reasonably detailed statement of such amounts; provided, that nothing in this Section 1.10(a) shall be deemed to limit or impair the Borrower’s rights to dispute the Borrower’s or such Subsidiary’s obligation to pay fees, costs or expenses pursuant to this Agreement or the other Loan Documents.

(b)                                 Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  During the continuance of an Event of Default, Agent may, and shall upon the direction of the Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of the Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract, any Obligations with respect to Bank Product Obligations which the applicable holders thereof have notified the Agent in writing are then due and payable, and, to the extent required pursuant to Section 7.4, cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11                        Payments by the Lenders to Agent; Settlement.

(a)                                 Disbursements. Agent may, on behalf of the Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date (provided, however, that for same day Borrowings pursuant to subsection 1.5(a)(i), Agent shall so advise each Lender by 1:00 p.m. (New York time) on such scheduled Borrowing date and each Lender shall provide the aforementioned wire transfer by 4:00 p.m. (New York time) on such scheduled Borrowing date). Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)                                 Settlements. At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(c)(vi) and subsection 1.11(e)(iv)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; provided, however, that in the case of any payment of principal received by Agent from Borrower in respect of the Term Loan prior to 1:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on such Business Day, and, in the case of any payment of principal received by Agent from Borrower in respect of the Term Loan later than 1:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on the next Business Day. Except as provided in the preceding proviso with respect to Term Loan payments, such payments shall be made by wire transfer to such Lender not later than 1:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(c)                                  Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d)                                 Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)                                  Non-Funding Lenders.

(i)                                     Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii)                                  Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than an Impacted Lender’s) Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.

(iii)                               Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender (other than a Non-Funding Lender who only holds Term Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)                              Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to subsection 1.11(e)(ii), of all Letter of Credit Obligations until the Obligations (other than contingent indemnification Obligations not arising under any Letter of Credit to the extent no claim giving rise thereto has been asserted) are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers, Swingline Lender and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Line Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v)                                 Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder

(vi)                              Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f)                                   Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

1.12                        Incremental Facilities.

(a)                                 Prior to the third anniversary of the Closing Date, Borrower may, from time to time, request a commitment for an additional term loan to be made under this Agreement (each, an “Incremental Term Loan Commitment”), by providing a written notice to Agent describing the proposed terms of the Incremental Term Loan Commitment. Agent shall promptly deliver a copy of such notice to each of the Lenders. The Borrower shall make no such offer to any Person that is not an existing Lender that has not been approved by Agent in accordance with Section 9.9(b) or that is not mutually agreeable to Agent and Borrower.

(b)                                 The proceeds of each Incremental Term Loan shall be used solely to finance capital expenditures or Permitted Acquisitions, and in each case costs and expenses relating thereto.

(c)                                  Each Incremental Term Loan Commitment shall be subject to the following conditions: (i) both at the time of any request referred to in Section 1.12(a) and immediately after giving effect to the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall have occurred and be continuing, (ii) no Commitment of any Lender shall be increased without the consent of such Lender and no Lender shall be required to provide any Incremental Term Loan Commitment and may decline to do so in its sole discretion, (iii) as of the date of incurrence of an Incremental Term Loan and for the most recent period of four Fiscal Quarters for which financial statements are available pursuant to Section 4.1 (after giving effect to such Incremental Term Loan Facility, taking into account any Permitted Acquisition consummated simultaneously or substantially simultaneously therewith, the average daily outstanding principal balance of the Revolving Credit Facility for the immediately preceding 30 consecutive days other acquisitions, dispositions or prepayment of Indebtedness and other appropriate pro forma adjustments reasonably acceptable to Agent), the Credit Parties shall be in pro forma compliance with the financial covenants contained in Article VI hereof as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered, and in addition, the Effective Leverage Ratio shall be at or below the lesser of (x) 4.80:1.00 and (y) 0.25:1.00 less than the maximum Effective Leverage Ratio permitted hereunder as of the last day of such most recent period of four Fiscal Quarters for which financial statements have been delivered pursuant to Section 4.1, (iv) the maturity date of the applicable Incremental Term Loan shall be no earlier than the maturity date of the Term Loan, (v) the weighted average life to maturity of such Incremental Term Loan shall be no shorter than the remaining weighted average life to maturity of the Term Loan, (vi) all fees and expenses owing in respect of such increase to Agent and the Lenders shall have been paid to the extent invoiced at least one Business Day prior to the date such Incremental Term Loan Commitment is made, (vii) if the initial “yield” on such Incremental Term Loan shall exceed by more than 0.25% per annum the initial “yield” on the Term Loan (as any such “yield” may have been previously increased pursuant to this clause (c)) (with the initial “yield” being reasonably determined by Agent in consultation with Borrower, taking into account the Applicable Margin, any LIBOR or Base Rate floors and any discount, upfront or similar fee in connection therewith (excluding customary arrangement, commitment, structuring and underwriting fees paid or payable to a lead arranger or Agent (or its Affiliates) in its capacity as such in connection with the Term Loan (or any prior Incremental Term Loan) or to one or more arrangers (or their Affiliates) in their capacities as such of such Incremental Term Loan Commitment (the amount of any such discount or fee, expressed as a percentage of the Incremental Term Loan being referred to as “OID”) and provided that the amount of any OID shall be divided by the lesser of (1) the average life to maturity of such Incremental Term Loan and (2) four) (any such excess, the “Yield Differential”) then, the Applicable Margin then in effect for the Term Loan (and on any prior Incremental Term Loan) shall automatically be increased by the Yield Differential (and, if the yield on the Incremental Term Loans are subject to a pricing grid, appropriate increases to the applicable margin on the Term Loan consistent with the foregoing shall be made), effective upon the making of the Incremental Term Loan pursuant to such Incremental Term Loan Commitment, (viii) the Incremental Term Loans shall rank no higher than pari passu in right of payment and security with the other Loans under this Agreement and (ix) the other terms and documentation in respect thereof, to the extent not consistent with terms hereof applicable to the Term Loan, shall otherwise be reasonably satisfactory to Agent.

(d)                                 (i) Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $6,000,000, and (ii) the aggregate amount of the Incremental Term Loans shall not exceed $20,000,000 (the “Incremental Availability”).

(e)                                  Commitments in respect of the Incremental Term Loans shall become Commitments under this Agreement and Incremental Term Loans shall become Term Loans under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, and Agent. The Incremental Amendment may, subject to subsection (c) of this Section 1.12, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to (i) the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 2.2 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 2.2 shall be deemed to refer to the effective date of such Incremental Amendment) (ii) the payment of fees and expenses owing in respect of the Incremental Term Loan Loans to Agent and the Lenders (iii) and such other conditions as the parties thereto shall agree.

(f)                                   This Section 1.12 shall supersede any provisions in Section 9.1 to the contrary.

ARTICLE II - CONDITIONS PRECEDENT

2.1                               Conditions of Initial Loans. The obligation of each Lender to make its initial Loans on the Closing Date and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder on the Closing Date is subject to satisfaction of the following conditions (unless otherwise waived by the Required Lenders):

(a)                                 Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to the Lenders.

(b)                                 EBITDA and Leverage. The Borrower shall have delivered evidence to the satisfaction of Agent demonstrating that: (i) EBITDA of the Borrower and its Subsidiaries for the thirteen Fiscal Periods period ended January 31, 2011 (as calculated per Exhibit B of Exhibit 4.2(b)) shall be not less than $39,000,000; (ii) the Effective Leverage Ratio as of January 31, 2011 (as calculated pursuant to Exhibit 4.2(b)) shall be not greater than 4.80:1.00.

(c)                                  Revolving Loans and Letters of Credit. There shall be no Revolving Loans drawn on the Closing Date. There shall be no Letters of Credit outstanding on the Closing Date (other than the Existing Letters of Credit).

(d)                                 Projections. Agent shall have received and be reasonably satisfied with its review of the Borrower’s projections for Fiscal Year ending on January 2, 2012 prepared on a Fiscal Period basis. Agent and Lenders shall be reasonably satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by Borrower, or reasonably requested by Agent, that Borrower and its Subsidiaries, after incurring the Loans, will not be insolvent (within the meaning of state and federal fraudulent conveyance statutes, including 11 U.S.C. § 548).

(e)                                  Total Funded Indebtedness. Agent shall have received evidence that the total funded Indebtedness (excluding any surety bonds, Capital Lease Obligations, undrawn letters of credit issued for the account of Borrower or its Subsidiaries and the financing of insurance premiums by Borrower or its Subsidiaries) of Borrower on a consolidated basis (including the Loans after giving effect to the closing hereof) shall not exceed $120,000,000.

(f)                                   Prior Indebtedness. Concurrently with the making of the initial Loans hereunder, (i) all Prior Indebtedness of Borrower and any of its Subsidiaries, other than the Indebtedness described on Schedule 5.5, shall be repaid and satisfied in full and all guarantees by the Credit Parties relating thereto extinguished, (ii) all commitments to extend credit under the agreements and instruments relating to such Prior Indebtedness shall be terminated, (iii) any Liens securing any such Prior Indebtedness shall be released and any related filings (including UCC filings, mortgages, and intellectual property filings) terminated of record (or arrangements reasonably satisfactory to Agent made therefor), (iv) any letters of credit outstanding under any such Prior Indebtedness for which any Credit Party is obligated shall have been terminated, canceled or replaced, and (v) Agent shall have received evidence of the foregoing reasonably satisfactory to it including, without limitation, a payoff letter duly executed and delivered to the Borrower by the existing agent or lender.

(g)                                  Fees and Expenses. All fees and expenses due under the Loan Documents on the Closing Date shall have been paid by Borrower contemporaneously with the funding hereunder.

(h)                                 Financial Statements. Agent and Lenders shall have received unaudited financial statements for the Fiscal Year ending January 3, 2011 and the Fiscal Period ending January 31, 2011, and such financial statements shall be reasonably satisfactory to Agent. Agent shall have also received a pro forma closing balance sheet of Borrower and its Subsidiaries that is reasonably satisfactory to Agent, adjusted to give effect to the transactions contemplated hereby.

(i)                                     Litigation. There shall be no order or injunction or pending litigation in which there is a reasonable possibility of a decision which would have a Material Adverse Effect on Parent, the Borrower and its Subsidiaries, taken as a whole, and no pending litigation seeking to enjoin or prevent the transactions contemplated hereby

(j)                                    No Material Adverse Effect. Since December 28, 2009, there shall not have occurred any change, development, or event that has or would reasonably be expected to have a material adverse effect on the operations, business, properties or financial condition of Borrower and its Subsidiaries, taken as a whole.

The funding by each Lender of its initial Loans hereunder and the Issuance by each L/C Issuer of the initial Letters of Credit to be Issued hereunder shall evidence such Lender’s and/or such L/C Issuer’s satisfaction that the conditions set forth in this Section 2.1 have been satisfied.

2.2                               Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated on or after the Closing Date to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)                                 (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and (ii) Agent or the Required Revolving Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein);

(b)                                 (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or the Required Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; and

(c)                                  after giving effect to any Revolving Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance.

The request and acceptance by Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2(a)(i), 2.2(b)(i) and 2.2(c) have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself, and Lenders, pursuant to the Collateral Documents.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete:

3.1                               Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a)                                 is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)                                 has the power and authority and all material governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c)                                  is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)                                 is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2                               Corporate Authorization; No Contravention.

(a)                                 The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each of the Credit Parties and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i)                                     contravene the terms of any of that Person’s Organization Documents;

(ii)                                  conflict with or result in any material breach or contravention of, or (other than the Loan Documents) result in the creation of any Lien under (other than Permitted Liens), any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii)                               violate any material Requirement of Law in any material respect.

(b)                                 As of the Closing Date, Schedule 3.2 sets forth the authorized Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are, to the extent such terms are applicable, duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of Borrower and its Subsidiaries, those in favor of Agent, for the benefit of the Secured Parties. All such securities were issued in material compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of Borrower is owned by Parent. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of each of the Credit Parties other than Parent is owned by the Persons and in the amounts set forth on Schedule 3.2. As of the Closing Date, except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party.

3.3                               Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party executing this Agreement, any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and the release of existing Liens, (b) those obtained or made on or prior to the Closing Date or in the Ordinary Course of Business, (c) any such requirements under applicable securities laws, and (d) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4                               Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5                               Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)                                 purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)                                 would reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, to each Credit Party’s knowledge, no Credit Party or any Subsidiary of any Credit Party is the subject of any review or investigation by any Governmental Authority concerning the violation or possible violation of any material Requirement of Law.

3.6                               No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the funding of the initial Loans and issuance of the initial Letters of Credit. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7                               ERISA Compliance. No Credit Party, as of the Closing Date, sponsors or contributes to any employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA or a multi-employer plan as defined in Section 4001(a)(3) of ERISA. Except as would not have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies. Except as would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (z) no ERISA Event has occurred or is reasonably expected to occur. Except as would not have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

3.8                               Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. As of the

Closing Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

3.9                               Title to Properties. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the leased and owned Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all Real Estate and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, material to the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any fee owned Real Estate. All permits required to be issued to enable the Real Estate to be lawfully used for the purposes for which it is currently used have been lawfully issued and are in full force and effect, except to the extent that the failure to maintain such permits would not reasonably be expected to result in a Material Adverse Effect.

3.10                        Taxes. All Federal and other material tax returns and reports (collectively, the “Tax Returns”) required to be filed and all material charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, other than as set forth on Schedule 3.10, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11                        Financial Condition.

(a)                                 Each of (i) the audited consolidated balance sheet of Borrower and its Subsidiaries dated December 28, 2009 and the related audited consolidated statements of income and operations, shareholders’ equity and cash flows for the Fiscal Year then ended, (ii) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries dated January 3, 2011 and the related unaudited consolidated statements of income and operations, shareholders’ equity and cash flows for the Fiscal Year then ended and (iii) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries dated January 31, 2011 and the related unaudited consolidated statements of income and operations, shareholders’ equity and cash flows for the Fiscal Period then ended:

(x)                                 were prepared in accordance with GAAP consistently applied throughout the prior respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal quarter-end and year-end adjustments and the lack of footnote disclosures; and

(y)                                 present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)                                 Since December 28, 2009, there has been no Material Adverse Effect.

(c)                                  The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(d)                                 All financial performance projections delivered to Agent are based on assumptions believed by Borrower to be fair and reasonable at the time made in light of current market conditions and the circumstances when made, it being acknowledged and agreed by Agent and Lenders that projections as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

(e)                                  Except for activities permitted by Section 5.12, after the Closing Date, Parent is not and has not engaged in any business activities other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities incidental to maintenance of its corporate existence, (iii) performance of its obligations under the Loan Documents to which it is a party and (iv) performance of its obligations under the Management Agreement.

3.12                        Environmental Matters. Except as set forth on Schedule 3.12, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not reasonably be expected to result in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no real property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law other than those that, in the aggregate, would not reasonably be expected to result in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any real property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such real property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any such Person and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would reasonably be expected to result in Material

Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party and (f) each Credit Party has made available to Agent copies of all existing environmental assessment reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or reasonable control.

3.13                        Regulated Entities. None of any Credit Party or any Subsidiary of any Credit Party, is (a) registered as an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14                        Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans, (c) the funding of the initial Loans and issuance of the initial Letters of Credit and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

3.15                        Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) to the knowledge of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16                        Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own, license or have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party do not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property owned by any other Person and (b) no other Person has contested in writing any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in any Intellectual Property owned by such Credit Party, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17                        Subsidiaries. As of the Closing Date, no Credit Party has any Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

3.18                        Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.18 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective

Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.19                        Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates. A true and complete listing as of the Closing Date of such insurance, including issuers, coverages and deductibles, has been provided to Agent.

3.20                        Deposit Accounts and Other Accounts. Schedule 3.20 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.21                        Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements about any Credit Party or any of their Subsidiaries contained in each exhibit, report, statement or certificate (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) required to be furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Lenders prior to the Closing Date, and, in such case, as supplemented prior to the Closing Date and excluding the representations of Persons other than Credit Parties and information of a general or industry specific nature), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered, it being acknowledged and agreed by Agent and Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may differ from the projected results.

3.22                        Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.23                        Patriot Act. The Credit Parties, each of their Subsidiaries and to our knowledge each of their Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV - AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations not arising in connection with any Letter of Credit and to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations collateralized as required in Section 7.4)) shall remain unpaid or unsatisfied:

4.1                               Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that financial statements delivered pursuant to Section 4.1(b) below shall not be required to have footnote disclosures and are subject to normal quarter-end and year-end adjustments and such other exceptions as reflected in Section 4.1(b) below). Borrower shall deliver to Agent by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders (it being understood that, with respect to the deliveries required in Section 4.1(b) below, the form and detail delivered most recently prior to the Closing Date is sufficient):

(a)                                 not later than one hundred and twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of Borrower and each of its Subsidiaries as at the end of such year and the related consolidated statements of income and operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of any “Big Four” or other nationally-recognized independent public accounting firm selected by Borrower and reasonably acceptable to Agent which opinion shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and be unqualified as to scope of audit or going concern (and which shall not include any explanatory paragraph expressing substantial doubt as to going concern status); and

(b)                                 not later than thirty (30) days after the end of each Fiscal Period of each year (except in the case of any Fiscal Period that coincides with the end of a Fiscal Quarter, in which case forty five (45) days after the end of such Fiscal Period), a copy of the unaudited consolidated balance sheets of Borrower and each of its Subsidiaries, and the related unaudited consolidated statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Period and for the portion of the Fiscal Year then ended, all certified pursuant to Section

4.2(b) on behalf of Borrower by an appropriate Responsible Officer of Borrower as being complete and correct in all material respects and fairly presenting in all material respects in accordance with GAAP except as noted therein the financial position and the results of operations of Borrower and its Subsidiaries (subject, in the case of interim financial statements, to normal quarter-end and year-end adjustments and the absence of footnote disclosure).

4.2                               Certificates; Other Information. Borrower shall furnish by Electronic Transmission, to Agent:

(a)                                 together with each delivery of financial statements pursuant to subsections 4.1(a) and (b), (i) a management report, in reasonable detail (it being understood that the form and detail delivered most recently prior to the Closing Date is sufficient), describing the operations and financial condition of the Credit Parties and their Subsidiaries for the month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(d) and discussing the reasons for any significant variations;

(b)                                 concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of Borrower by a Responsible Officer of Borrower;

(c)                                  generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)                                 no later than forty-five (45) days after the beginning of each Fiscal Year of Borrower, projections of the Credit Parties’ (and their Subsidiaries’) consolidated statements of income and operations, shareholders’ equity and cash flows as of and for the forthcoming Fiscal Year on a Fiscal Period basis, but in any event, not past the scheduled Revolving Termination Date;

(e)                                  promptly upon receipt thereof, copies of any final reports and, to the extent a final report is not delivered, substantially final draft reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any final comment letters, and to the extent final comment letters are not delivered, substantially final draft comment letters submitted by such accountants to management of any Credit Party in connection with their services; provided that no such reports or letters created in connection with an initial public offering shall be required to be delivered;

(f)                                   from time to time, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations, (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance (it being understood that “substance” shall not include the value of the collateral being appraised, which value shall not be subject to satisfaction of Agent or any Lender) and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the fee owned Real Estate of any Credit Party or any Subsidiary of any Credit Party; and the fair market value or such other value as reasonably determined by Agent under the circumstances (for example, replacement cost for purposes of Flood Insurance) of any fee owned Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(g)                                  after the occurrence of a Qualified IPO, promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Parent may make to, or file with, the United Stated Securities and Exchange Commission or any successor or similar Governmental Authority; and

(h)                                 promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request (other than Applicable Confidential Information).

4.3                               Notices. Borrower shall notify promptly Agent of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):

(a)                                 the occurrence or existence of any Default or Event of Default;

(b)                                 any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which, in any case, would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)                                  any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)                                 the commencement of any litigation or proceeding not otherwise covered by insurance against any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(e)                                  (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law that, in the aggregate, could reasonably be expected to result in Environmental Liabilities to any Credit Party in excess of $2,000,000, (ii)(A) unpermitted Releases, (B) the existence of any condition that results in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities to any Credit Party in excess of $2,000,000, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would reasonably be expected to result in aggregate Environmental Liabilities to any Credit Party in excess of $2,000,000;

(f)                                   (i) on or prior to any filing by any Credit Party of any notice of intent to terminate any Title IV Plan, and promptly (and in any event within 10 days) after any Responsible Officer of a Credit Party knows or has reason to know that an ERISA Affiliate other than a Credit Party has filed any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within 10 days, after any Responsible Officer knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)                                  any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h)                                 any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i)                                     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)                                    the creation or establishment of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Parent or any of its Subsidiaries of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder); and

(k)                                 the creation of any Contractual Obligation of any Credit Party, any of their respective Subsidiaries, or any Tax Affiliate, or the receipt of any request directed to any Credit Party, any of their respective Subsidiaries, or any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of Borrower, setting forth details of the occurrence referred to therein, and stating what action Borrower or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4                               Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)                                 preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except with respect to Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b)                                 preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)                                  use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)                                 maintain or renew all of its registered trademarks, trade names and service marks, except as the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5                               Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its tangible Property which is used or useful in its business in good working order and condition, ordinary wear and tear, casualty and condemnation except in connection with transactions permitted by Sections 5.2 and 5.3 excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6                               Insurance.

(a)                                 Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance (other than business interruption insurance) relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate. All policies of insurance (other than business interruption insurance) on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent). Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be materially altered such that exclusions are added or limits are reduced or canceled and that no act or default of Borrower or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent subject to Borrower’s rights under subsection 1.8(c) hereof (and Agent agrees that if Borrower is then permitted to reinvest such amounts, it shall provide any necessary endorsement to any check or other instrument representing payment of insurance proceeds and shall cause such amounts to be paid to the Borrower such that Borrower may reinvest the proceeds thereof subject to and in accordance with the provisions of subsection 1.8(c)). If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash subject to Borrower’s rights under subsection 1.8(c) hereof (and Agent agrees that if Borrower is then permitted to reinvest such amounts, it shall provide any necessary endorsement to any check or other instrument representing payment of insurance proceeds and shall cause such amounts to be paid to the Borrower such that Borrower may reinvest the proceeds thereof subject to and in accordance with the provisions of subsection 1.8(c)). Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b)                                 Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement promptly (but in no event later than three (3) Business Days) after written request by Agent, Agent may purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

4.7                               Payment of Obligations. Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all of the following obligations and liabilities:

(a)                                 all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)                                 all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)                                  the performance of all obligations under any Contractual Obligation (excluding any Contractual Obligations governing Indebtedness) to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its properties is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)                                 payments to the extent necessary to avoid imposition of a Lien with respect to, or involuntary termination of, any under-funded Benefit Plan.

4.8                               Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except (a)(i) such as may be contested in good faith by appropriate proceedings diligently prosecuted in a manner that could not reasonably be expected to result in a material risk of loss of any material Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves required by GAAP have been established on the Borrower’s financial statements, or (b) where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9                               Inspection of Property and Books and Records. The Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP except as noted therein, consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. During the occurrence and continuance of an Event of Default, each Credit Party shall, and shall cause each of its Subsidiaries to (in each case, at the expense of Borrower): (a) permit Agent and any of its Related Persons, to visit and inspect any of its respective owned, leased, or controlled properties; (b) permit Agent and any of its Related Persons, to inspect, audit, make extracts and copies (and for the purposes of realizing upon Collateral take originals) of such Credit Party’s books and records; (c) permit Agent to inspect, review, evaluate and make physical verifications of the inventory and other Collateral in any manner and through any medium that Agent considers advisable, and (d) at the request of Agent, obtain appraisals in form and substance (it being understood that “substance” shall not include the value of the collateral being appraised, which value shall not be subject to satisfaction of Agent or any Lender) and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the real or personal property (including Intellectual Property, trade and brand names but other than Accounts and Inventory) of any Credit Party or any Subsidiary of any Credit Party. Any Lender may accompany Agent in connection with any inspection at such Lender’s expense.

4.10                          Use of Proceeds. Borrower shall use the proceeds of the Loans solely as follows: (a) to refinance, on the Closing Date, Prior Indebtedness, and second to pay costs and expenses associated with the funding of the initial Loans and costs and expenses required to be paid pursuant to Section 2.1, (b) to make the Closing Date Distribution and (c) for working capital, capital expenditures, Permitted Acquisitions and other general corporate purposes of Borrower and its Subsidiaries not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11                        Cash Management Systems. Each Credit Party shall, and shall cause each Domestic Subsidiary of each Credit Party that is a Credit Party to, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any Excluded Account).

4.12                        Landlord Agreements. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries that is a Credit Party to, use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waiver, as applicable, from the lessor of each leased property listed on Schedule 4.12, bailee in possession of any Collateral or mortgagee of any owned property listed on Schedule 4.12 with respect to each location in the United States of America, which agreement shall be reasonably satisfactory in form and substance to Agent; provided that, for the avoidance of doubt, the Borrower will not be required to make any concessions or payments to any lessor, bailee or mortgagee.

4.13                        Further Assurances.

(a)                                 Each Credit Party shall ensure that all written information, exhibits and reports (other than any statement which constitutes projections, forward looking statements, budget estimates or general market, economic or industry data) furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not, when take as a whole and when delivered, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered, it being acknowledged and agreed by Agent and Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may differ from the projected results.

(b)                                 Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents (subject to the limitations herein and in the Collateral Documents), (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby in the United States (subject to the limitations and except as otherwise provided herein and in the Collateral Documents) and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other document executed in connection therewith (subject to the limitations and except as otherwise provided herein and in the Collateral Documents). Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents). In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary of any Credit Party acquires fee title to any real Property with a fair market value in excess of $750,000 (other than Real Estate owned by any Credit Party that is subject to a purchase money Lien permitted by Section 5.1(h) or 5.1(x) if the Contractual Obligation pursuant to which such Lien is granted prohibits, or requires the consent of any Person other than any Credit Party or any Credit Party’s Subsidiary which has not been obtained as a condition to the creation of, any other Lien on such Property to the extent such requirement is enforceable under Sections 9-406, 9-407 or 9-408 of the UCC), within sixty (60) days after such acquisition or entry, if, or at such later date as Agent may provide, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (w) within sixty (60) days of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by subsection 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the

Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (y) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) at the reasonable request of Agent, an environmental site assessment for any fee owned Real Estate acquired by any Credit Party prepared by a qualified firm in form and substance reasonably acceptable to Agent.

(c)                                  To the extent that any Lien in any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h), (i), (r), (t), and, to the extent constituting a cash collateral deposit securing Hedging Obligations, (y) is released by the Person holding such Lien, the cash so released shall thereupon be deposited in a deposit account that is subject to a Control Agreement (unless (i) immediately used as otherwise permitted by this Agreement or (ii) deposited into an Excluded Account) or, in the case of property subject to a Lien permitted hereunder upon reliance of Section 5.1(w), used as provided in Section 5.11(i).

4.14                        Interest Rate Protection. Within one hundred and twenty (120) days after the Closing Date (or a later date acceptable to the Required Lenders), Borrower shall enter into, and thereafter maintain, Rate Contracts providing protection against fluctuations in interest rates with one or more financial institutions with respect to at least 50% of the amount of the sum of the Aggregate Term Loans then outstanding, which agreements shall provide for not less than a two (2) year term as of the date of entering into and containing such other terms as are customary and are reasonably satisfactory to Agent (it being agreed that an interest cap shall be a satisfactory term for a Rate Contract).

4.15                        Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected to, result in a Material Environmental Liability with respect to each parcel of Real Estate (except only in the case where a failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the extent covered by insurance or third party indemnification), which such Material Environmental Liability shall remain unsatisfied or unpaid for a period of thirty (30) days or more after the incurrence thereof. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case, that could reasonably be expected to have a Material Environmental Liability with respect to each parcel of Real Estate (except only in the case where a failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the extent covered by insurance or third party indemnification), which such Material Environmental Liability shall remain unsatisfied or unpaid for a period of thirty (30) days or more after the incurrence thereof, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

ARTICLE V - NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations not arising under any Letter of Credit and to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations collateralized as required in Section 7.4) shall remain unpaid or unsatisfied:

5.1                               Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                 any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Obligations outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b)                                 any Lien created under any Loan Document or otherwise held by Agent for the benefit of the Lenders;

(c)                                  Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty or (ii) the non-payment of which is permitted by Section 4.7;

(d)                                 carriers’, warehousemen’s, supplier’s mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)                                  Liens (other than any Lien imposed by ERISA) consisting of pledges, deposits or bonds required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory, regulatory or contractual obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)                                   Liens consisting of judgment or judicial attachment liens in respect of judgments, the existence of which do not constitute an Event of Default, provided that the enforcement of such Liens is effectively stayed;

(g)                                  easements, rights-of-way, reservations, conditions, zoning, title exceptions, and other restrictions, building codes, and use laws, minor defects or other irregularities in title, and other similar encumbrances, which do not in any case interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)                                 Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring or constructing such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition, construction or lease thereof, as applicable, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i)                                     Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j)                                    any interest, including any current or future security interest, or title of a lessor or sublessor, licensor or sub-licensor under any lease or license not prohibited by this Agreement or the Loan Documents;

(k)                                 Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(l)                                     licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(m)                             Liens in favor of collecting banks arising under Section 4-208 of the UCC;

(n)                                 Liens (i) (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits, (ii) in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off), and not securing Indebtedness and (iii) that are contractual rights of set-off in favor of vendors and customers arising in the Ordinary Course of Business;

(o)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the Ordinary Course of Business;

(p)                                 Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q)                                 Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(r)                                    Liens incurred by Borrower or its Subsidiaries attaching solely to cash earnest money deposits (x) in connection with Investments permitted under Section 5.4 or (y) made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into with respect to Capital Expenditures permitted under this Agreement;

(s)                                   Liens incurred by Borrower or its Subsidiaries arising under Section 2-504 of the UCC;

(t)                                    Liens incurred by Borrower or its Subsidiaries consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation;

(u)                                 Liens on Property, and only such Property, which is the subject of an unconsummated asset purchase agreement in connection with an asset disposition permitted hereunder, which Liens arise solely under Article 2 of the UCC and secure the obligation of a Credit Party or any Subsidiary of a Credit Party under such agreement;

(v)                                 Liens in favor of Agent or a Lender (or an Affiliate of a Lender) securing obligations under Rate Contracts entered into in accordance with Section 4.14 or otherwise permitted by Agent (with such consent not to be unreasonably withheld);

(w)                               precautionary filings of financing statements under the UCC of any applicable jurisdictions in respect of operating leases or consignments entered into by Borrower or its Subsidiaries in the ordinary course of business; and

(x)                                 Liens (in addition to those listed in clauses (a) through (w) above) on assets of Borrower and its Subsidiaries, including Liens securing Hedging Obligations, securing amounts not exceeding $2,000,000 in the aggregate at any time.

5.2                               Disposition of Assets.

No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse), except:

(a)                                 dispositions by Borrower and its Subsidiaries of inventory, damaged, unusable, or used, obsolete, worn-out or surplus assets, all in the Ordinary Course of Business;

(b)                                 dispositions by Borrower and its Subsidiaries not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed $10,000,000 in the aggregate during the term of this Agreement and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Sections 6.2 and 6.3, recomputed for the most recent quarter for which financial statements have been delivered pursuant to Section 4.1;

(c)                                  dispositions of Cash or Cash Equivalents;

(d)                                 licenses, sublicenses, leases or subleases granted by Borrower and its Subsidiaries to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(e)                                  dispositions in respect of transactions permitted by Section 5.3, issuances of Stock and Stock Equivalents by Parent pursuant to transactions permitted by Section 5.6(e), and issuances of Stock and Stock Equivalents constituting Excluded Equity Issuances and Investments permitted by Section 5.4;

(f)                                   dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary that is a Credit Party, or any disposition of property or assets subject to an insurance claim or condemnation proceeding provided the proceeds thereof are applied in accordance with subsection 1.8(c);

(g)                                  Liens permitted under Section 5.1 (to the extent constituting a transfer of Property);

(h)                                 terminations of leases, subleases, licenses, sublicenses or similar use and occupancy agreements by Borrower or a Subsidiary in the Ordinary Course of Business that do not interfere in any material respect with the business of the Credit Parties or their Subsidiaries;

(i)                                     trade-ins and exchanges by Borrower or any Subsidiary of equipment with third parties conducted in the Ordinary Course of Business to the extent substantially comparable (or better) equipment useful in the operation of the business of any Credit Party or a Subsidiary thereof is obtained in exchange therefor;

(j)                                    dispositions resulting from sales or discounting by the Borrower and its Subsidiaries in the Ordinary Course of Business of past due Accounts in connection with the collection or compromise thereof;

(k)                                 (i) sales, transfers, leases, and other dispositions by any Foreign Subsidiary to any other Foreign Subsidiary of Borrower and (ii) sales, transfers, leases, and other dispositions by a Credit Party or a Subsidiary thereof to any Foreign Subsidiary to the extent permitted under Section 5.4(b);

(l)                                     the abandonment, failure to renew or other disposition in the Ordinary Course of Business of any Intellectual Property that is not material to the conduct of the business of the Credit Parties and their Subsidiaries;

(m)                             sales, transfers, leases and other dispositions to any Credit Party (other than Parent);

(n)                                 the disposition or termination by the Borrower or any of its Subsidiaries of any Hedging Agreement;

(o)                                 the non-exclusive license or sublicense of any Intellectual Property (including, without limitation, in connection with any franchising) granted by Borrower and its Subsidiaries to third parties in the Ordinary Course of Business; and

(p)                                 dispositions between and among any Subsidiaries that are not Credit Parties.

5.3                               Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except in connection with a Permitted Acquisition (in which, in the case of a merger involving Borrower, the Borrower is the surviving entity, or in the case of a merger involving a Wholly-Owned Domestic Subsidiary of Borrower, the Target (if Target is a Wholly-Owned Domestic Subsidiary) or such Wholly-Owned Domestic Subsidiary of Borrower is the surviving entity), pursuant to Sections 5.2(b), (k) or (m), or upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of Borrower may merge with, or dissolve or liquidate into, Borrower or a Wholly-Owned Subsidiary of Borrower which is a Domestic Subsidiary, provided that Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity, and (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity (or a replacement First Tier Subsidiary shall survive). For purposes of this Section 5.3, a Person (the “Liquidating Person”) shall be deemed to “dissolve or liquidate into” another Person if such Liquidating Person dissolves or liquidates in accordance with applicable law and the assets of such Liquidating Person are transferred to such other Person.

5.4                               Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make any advance, loan, extension of credit or capital contribution to or any other investment in, any other Person including any Affiliate of Borrower or any Subsidiary of Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)                                 Investments in cash or Cash Equivalents;

(b)                                 (i) extensions of credit by any Credit Party to any other Credit Party (other than Parent), (ii) Investments by Borrower or any Domestic Subsidiary of Borrower in Foreign Subsidiaries of Borrower not to exceed, together with sales, transfers, leases, and other dispositions of property (valued at fair market value) pursuant to Section 5.2(k) (less cash received from such Foreign Subsidiaries in consideration of such sales, transfers, leases and other dispositions), $1,500,000 in the aggregate at any time outstanding for all such extensions of credit provided, if the extensions of credit described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties to the extent required by the Collateral Documents, and have such terms as Agent may reasonably require and (iii) Investments by a Foreign Subsidiary of Borrower in another Foreign Subsidiary of Borrower;

(c)                                  (i) loans and advances by Borrower and its Subsidiaries to employees in the Ordinary Course of Business not to exceed $250,000 in the aggregate at any time outstanding and (ii) additional loans to executive officers of any Credit Party in an aggregate amount not to exceed $1,500,000;

(d)                                 Investments received by Borrower and its Subsidiaries as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e)                                  Investments acquired by Borrower and its Subsidiaries in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(f)                                   Investments consisting of loans made by Parent to officers, directors and employees which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Parent;

(g)                                  Investments existing on the Closing Date and set forth on Schedule 5.4;

(h)                                 creation of, and capital contributions to and other Investments (except to the extent covered by clause (b) above) in, Wholly-Owned Subsidiaries of Borrower which are Credit Parties;

(i)                                     to the extent constituting an Investment, Capital Expenditures and Contingent Obligations permitted hereunder;

(j)                                    extensions by Borrower and its Subsidiaries of trade credit in the Ordinary Course of Business if payable or dischargeable in accordance with customary terms;

(k)                                 to the extent constituting Investments, pledges and deposits in the Ordinary Course of Business to the extent permitted by subsection 5.1(e), (r), (t), (w) and, to the extent constituting a cash collateral deposit securing Hedging Obligations, (v);

(l)                                     [intentionally omitted];

(m)                             Investments in deposit accounts and securities accounts opened in the Ordinary Course of Business and in compliance with the terms of the Loan Documents;

(n)                                 to the extent constituting an Investment, prepayments and deposits to suppliers, prepaid expenses or lease, utility and other similar deposits made in the Ordinary Course of Business;

(o)                                 other Investments (valued at cost at the time of each Investment) made after the Closing Date not to exceed $2,000,000 in the aggregate at any time outstanding; and

(p)                                 Permitted Acquisitions;

(q)                                 any transaction permitted by Section 5.3 that constitutes an Investment;

(r)                                    equity or capital investments made by the Parent in the Borrower; and

(s)                                   investments by the Borrower in Hedging Agreements permitted pursuant to Section 5.5(j).

Notwithstanding anything to the contrary set forth above, (i) the amount of any Investment shall be equal to the original amount of such Investment and that upon a return of all or any portion in cash of such Investment, such Investment shall no longer be considered outstanding to the extent so returned, (ii) the Credit Parties and their Subsidiaries may hold Investments to the extent such Investment reflects an increase in the value of Investments otherwise permitted under this Section 5.4, and (iii) the Credit Parties and their Subsidiaries may make any Investments with the Net Issuance Proceeds of an Excluded Equity Issuance.

5.5                               Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)                                 Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b)                                 Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

(c)                                  Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

(d)                                 Indebtedness not to exceed $3,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h);

(e)                                  unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f)                                   [intentionally omitted];

(g)                                  Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(h)                                 Indebtedness for bank overdrafts or returned items incurred in the Ordinary Course of Business and not exceeding $50,000 at any one time outstanding;

(i)                                     unsecured Indebtedness of Parent (including in the form of notes) used to repurchase Stock, options or warrants from present or former employees or officers of Parent to the extent permitted under Section 5.11, which notes (i) shall be subordinated to the Obligations on terms and pursuant to documents acceptable to Agent, (ii) shall not allow cash payment in excess of amounts permitted under Section 5.11;

(j)                                    Indebtedness of Borrower under Rate Contracts and Hedging Agreements entered into for bona fide hedging purposes and not for speculation;

(k)                                 unsecured Indebtedness of Foreign Subsidiaries not exceeding $1,000,000 in the aggregate at any time (or the Equivalent Amount thereof in any other currency) so long as no Credit Party is liable directly or indirectly for such Indebtedness;

(l)                                     obligations of Borrower or any of its Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self insurance or similar obligations provided by Borrower or any of its Subsidiaries in the Ordinary Course of

Business, and obligations owed to any Person in connection with workers’ compensation, health, disability, or other employee benefits or property, casualty or liability insurance provided by such Person to Borrower or any of its Subsidiaries pursuant to reimbursement or indemnification obligations to such Person, in each case, in the Ordinary Course of Business;

(m)                             Indebtedness arising from agreements of Borrower or any of its Subsidiaries providing for indemnification, customary working capital adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any Subsidiary or assets permitted under Section 5.2(b) or any investment permitted under Sections 5.4(o) or 5.4(p); and

(n)                                 unsecured Indebtedness (in addition to Indebtedness listed in clauses (a) through (1) above) not exceeding $2,000,000 in the aggregate outstanding at any one time;

5.6                               Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)                                 as expressly permitted by this Agreement;

(b)                                 pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary provided that, in the case of this clause (b), upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary; provided, that in the event the consideration for any such transaction exceeds $2,500,000 in the aggregate, the applicable Credit Party shall deliver to the Agent (for further delivery to the Lenders) evidence of the approval of such transaction by such Credit Party’s board of directors (or equivalent governing body) on or prior to the effective date of such transaction;

(c)                                  as set forth on Schedule 5.6;

(d)                                 transactions among the Credit Parties;

(e)                                  any issuances by Parent of awards or grants of equity securities, stock options, and stock ownership plans approved by Parent’s or any Credit Party’s board of directors, as applicable;

(f)                                   customary indemnities to, and expense reimbursements of, officers and directors of the Parent, Borrower and its Subsidiaries; and

(g)                                  any issuance of Stock permitted by this Agreement.

5.7                               Management Fees and Compensation.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a)                                 payment of reasonable compensation to (i) directors and Affiliates (other than officers and employees and other than Sponsor or a Related Person of Sponsor), of such Credit Party or Subsidiary not exceeding $500,000 (or $1,000,000 in any Fiscal Year during which a Qualified IPO has occurred and each subsequent Fiscal Year) in the aggregate for all such directors and Affiliates in any Fiscal Year and (ii) to officers and employees of such Credit Party or Subsidiary, in each case, for actual services rendered (including severance) to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(b)                                 payment of directors’ fees and reimbursement of indemnities and actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $250,000 in any Fiscal Year of Borrower;

(c)                                  payment of (i) a management fee to Sponsor pursuant to the Management Agreement not to exceed $1,000,000 per annum payable in equal quarterly installments, in arrears, and in any event, no sooner than the Business Day after which the deliveries required under Section 4.1(b) have been made to Agent in respect of the Fiscal Period coinciding with the end of the Fiscal Quarter most recently ended and (ii) payment of transaction fees payable in accordance with the Management Agreement; provided, however, that the fees described in this clause (c) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further any fees not paid due to the existence of an Event of Default may accrue and be paid when no Event of Default exists;

(d)                                 reimbursement of reasonable out-of-pocket costs and expenses and indemnities to Sponsor required to be paid pursuant to the Management Agreement; and

(e)                                  payment to Sponsor of transaction fees acceptable to Required Lenders in connection with any Permitted Acquisition.

5.8                               Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9                               Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)                                 endorsements for collection or deposit in the Ordinary Course of Business;

(b)                                 in the case of the Borrower and its Subsidiaries, Rate Contracts and Hedging Agreements for bona fide hedging purposes and not for speculation;

(c)                                  Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d)                                 Contingent Obligations of Borrower and its Subsidiaries incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e)                                  Contingent Obligations of Borrower and its Subsidiaries arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(f)                                   Contingent Obligations of Borrower and its Subsidiaries arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under subsection 5.2(b);

(g)                                  Contingent Obligations arising under Letters of Credit;

(h)                                 Contingent Obligations arising under guarantees of obligations of any Credit Party (other than Parent), which obligations are otherwise permitted (or not prohibited) hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(i)                                     indemnities, product warranties, and other Contingent Obligations provided by the Borrower and its Subsidiaries in the Ordinary Course of Business;

(j)                                    Contingent Obligations consisting of guaranties by Borrower or any Domestic Subsidiary of Borrower of Obligations incurred by Borrower or any Domestic Subsidiary of Borrower which is a Credit Party and otherwise permitted under this Agreement;

(k)                                 other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding;

(l)                                     Contingent Obligations permitted under Section 5.4(b); and

(m)                             Indebtedness permitted under Section 5.5 to the extent such Indebtedness is also a Contingent Obligation.

5.10                        Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that will result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan (except for any Liens which do not (and will not, after the lapse of time or the extension of new Revolving Loan or Letters of Credit) prime or have priority over the Liens securing the Obligations) or (b) any other ERISA Event, that would, in the aggregate with any one or more other such Liens (or such reasonably expected Liens) and ERISA Events, have a Material Adverse Effect.

5.11                        Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of its Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value its Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of Borrower may declare and pay dividends or distributions to Borrower or any Wholly-Owned Subsidiary of Borrower and redeem its equity securities, and except that:

(a)                                 Credit Parties may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalent of the Person making such dividend;

(b)                             the Credit Parties may declare and make dividend payments or other distributions to Parent which are substantially concurrently used by Parent to make dividends to its equity holders to purchase or repurchase from current or former officers, directors or employees (or their current or former spouses, their estates, their estate planning vehicles or their family members) Stock and Stock Equivalents of Parent or one of its parent companies provided all of the following conditions are satisfied:

(i)                                     no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii)                                  after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.1;

(iii)                               the aggregate Restricted Payments permitted (x) in any Fiscal Year of Borrower shall not exceed $2,000,000, provided that any unused amount for any Fiscal Year may be used for such payments in any subsequent Fiscal Years and (y) during the term of this Agreement shall not exceed $7,000,000; and

(iv)                              after giving effect to such Restricted Payment, Availability is not less than $10,000,000;

provided the foregoing conditions need not be satisfied to the extent Parent funds such redemption or repurchase from Net Issuance Proceeds of an Excluded Equity Issuance.

(c)                                  [intentionally omitted];

(d)                                 Parent may (i) repurchase shares of Stock or Stock Equivalents issued by Parent or one of its parent companies to current or former officers, directors and employees of Parent or any of its Subsidiaries (or their current or former spouses, their estates, their estate planning vehicles or their family members) by cancellation of notes permitted pursuant to subsection 5.4(f), by issuance of notes permitted pursuant to subsection 5.5(i) and/or using proceeds received from any “key person” life insurance policy with respect to any such Person and (ii) make any payments and distributions from the Overfunded Equity Account;

(e)                                  Borrower may make the Closing Date Dividend the proceeds of which may be used by Parent to make a distribution to the holders of its Stock on or about the Closing Date;

(f)                                   the Credit Parties may make distributions to Parent to be used by Parent to make payments of amounts owing under the Management Agreement to the extent permitted to be paid pursuant to subsections 5.7(c) and 5.7(d);

(g)                                  the Credit Parties may pay, as and when due and payable, regularly scheduled non-accelerated payments of interest on account of Subordinated Indebtedness in accordance with the subordination terms governing same; and

(h)                                 the Credit Parties may make distributions to Parent which are promptly used by Parent to pay, or to make distributions to its parent companies to pay, overhead expenses, professional fees and expenses and directors fees and expenses, to the extent permitted by Section 5.7 and such other amounts in an aggregate amount in any Fiscal Year not to exceed $500,000.

5.12                        Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or ancillary thereto. Parent shall not engage in any business activities other than (i) ownership of the Stock and Stock Equivalents of Borrower and Subsidiaries of Borrower and activities ancillary thereto, (ii) activities incidental to maintenance of its corporate existence and shareholder agreements, (iii) performance of its obligations under the Management Agreement, shareholder agreements and Loan Documents to which it is a party and which are permitted hereunder, (iv) the hiring and employment of members of the management of any of its Subsidiaries and activities reasonably related thereto and (v) activities of Parent expressly permitted under Section 5.5(i), 5.7(c), 5.9(h), 5.11(a), 5.11(b), 5.11(d), 5.11(e), 5.11(f) and 5.11(h).

5.13                        Change in Structure.  Except as expressly permitted hereunder, no Credit Party shall, and no Credit Party (other than Parent) shall permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding Stock or Stock Equivalents), or amend any of its Organization Documents in any respect materially adverse to Agent (in its capacity as such) or Lenders (in their capacities as such).

5.14                        Changes in Accounting.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (ii) without Agent’s written consent, change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party provided that the Fiscal Year of a Target of a Permitted Acquisition may be changed so as to conform such Fiscal Year with that of the Credit Parties.

5.15                        Amendments to Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness (other than intercompany Indebtedness) if the effect of such change or amendment is to: (a) increase the interest rate on such Indebtedness; (b) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (c) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Credit Parties, Agent or Lenders.

5.16                        No Negative Pledges.

(a)                                 No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to Borrower or any of its Subsidiaries other than as set forth in the Loan Documents, except for (i) such impairments, restrictions, limitations or encumbrances existing under any agreement which is in existence at the time any Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower, (ii) such impairments, restrictions, limitations or encumbrances under any agreements relating to joint ventures of Borrower or any Subsidiary to the extent that the creation and existence of such joint venture is permitted hereunder, (iii) such restrictions, limitations or encumbrances existing under any Indebtedness of a Foreign Subsidiary permitted pursuant to Section 5.5 solely to the extent that such restrictions, limitations or encumbrances are limited to the assets or properties of such Foreign Subsidiary and (iv) such restrictions, limitations or encumbrances existing under any Indebtedness permitted pursuant to Section 5.5 and incurred after the Closing Date solely to the extent that such restrictions, limitations or encumbrances are not more restrictive than those contained in this Agreement. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except (a) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and (i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens (b) with respect to operating leases and other third-party contracts, customary limitations on the ability of a party thereto to assign its interests in the underlying contract without the consent of the other party thereto (provided nothing therein limits the ability of a party thereto to assign its interests in and to all proceeds derived from or in connection with such contract), (c) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 5.2 pending the consummation of such sale, (d) such restrictions, limitations or encumbrances existing under any agreement which is in existence at the time any Person becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower, (e) such restrictions, limitations or encumbrances existing under any Indebtedness of a Foreign Subsidiary permitted pursuant to Section 5.5 solely to the extent that such restrictions, limitations or encumbrances are limited to the assets or properties of such Foreign Subsidiary, (f) such restrictions, limitations or encumbrances existing under any Indebtedness permitted pursuant to Section 5.5 and incurred after the Closing Date solely to the extent that such restrictions, limitations or encumbrances are not more restrictive than those contained in this Agreement and (g) such restrictions, limitations or encumbrances existing under any Indebtedness permitted pursuant to Section 5.5 of a joint venture (other than a Subsidiary), the creation and existence of which joint venture is permitted hereunder, solely to the extent that such restrictions, limitations or encumbrances are limited to the assets or properties of such joint venture (other than a Subsidiary).

(b)                                 No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) except in the case of Parent, unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of such Credit Party are pledged to Agent as of the Closing Date.

5.17                        OFAC.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.25 and Section 3.26.

5.18                        Sale-Leasebacks.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, except to the extent the sale of such assets is permitted under Section 5.2(b) and any lease entered into in connection with such transaction is permitted by Section 5.21.

5.19                        Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

5.20                        Overfunded Equity Account.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, deposit any additional funds in the Overfunded Equity Account after the Closing Date (other than deposits consisting of earnings on amounts already therein).

5.21                        Lease Obligations.  From and after delivery of Financial Statements for the Fiscal Period ending June 20, 2011, the Credit Parties shall not enter into any new lease obligations as lessee (a) for the rental or hire of real property in connection with any sale and leaseback transaction or (b) for the rental or hire of other real property of any kind under leases or agreements to lease having an original term of one year or more, unless on the last day (the “Reference Day”) of the then most recently ended Fiscal Quarter (the “Reference Fiscal Quarter”) for which financial statements (the “Reference Financial Statements”) for the Fiscal Period which ends on the last day of such Fiscal Quarter have been delivered hereunder, the Effective Leverage Ratio was at or below 0.125:1.00 less than the maximum Effective Leverage Ratio permitted under Section 6.2 for such Reference Day; provided, if the foregoing test was not satisfied for an applicable Reference Day, the Credit Parties may on any day (a “Lease Day”) still enter into one or more leases described in clauses (a) and (b) above during the period (the “Pro Forma Period”) from and including the date that the Reference Financial Statements were delivered pursuant to Section 4.1(b) until and including the date for which financial statements are delivered for the Fiscal Period which ends on the last day of the Fiscal Quarter immediately following the Reference Fiscal Quarter if after giving pro forma effect to any such lease (and all other leases entered into during the Pro Forma Period), the Effective Leverage Ratio as of the last day (an “ELR Day”) of the then most recent Fiscal Period for which financial statements have been delivered pursuant to Section 4.1(b) (the thirteen Fiscal Periods ending on the ELR Day, the “Rolling Period”) is at or below 0.125:1.00 less than the maximum Effective Leverage Ratio permitted under Section 6.2 for such Reference Day (and such pro forma calculation shall be made (i) substituting the outstanding principal balance of the Term Loan on the Lease Day for the principal balance of the Term Loan on the ELR Day, (ii) substituting the average daily balance of the Revolving Loans and Swing Loans for the immediately preceding 30 days prior to the Lease Day for the average daily balance of the Revolving Loans and Swing Loans for the immediately preceding 30 days prior to the ELR Day and (iii) assuming all leases entered into or contemplated to be entered into during the Pro Forma Period had been entered into as of the first day of the Rolling Period).

ARTICLE VI - FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations not arising under any Letter of Credit and to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations collateralized as required in Section 7.4) shall remain unpaid or unsatisfied:

6.1                               Capital Expenditures.  The Credit Parties and their Subsidiaries shall not make Capital Expenditures for any Fiscal Year (or shorter period) set forth below in excess of the amount set forth in the table below (the “Capital Expenditure Limitation”) with respect to such Fiscal Year (or shorter period):

Fiscal Period	Capital Expenditure Limitation
Fiscal Year ending	$42,750,000
January 2, 2012

Fiscal Year ending	$34,000,000
December 31, 2012

Fiscal Year ending	$33,000,000
December 30, 2013

Fiscal Year ending	$33,250,000
December 29, 2014

Fiscal Year ending	$35,500,000
December 28, 2015 and each Fiscal Year thereafter

; provided, however, in the event the Credit Parties and their Subsidiaries do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties and their Subsidiaries may carry forward to the immediately succeeding Fiscal Year the lesser of (a) 75% of the unutilized portion and (b) $10,000,000. “Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2                               Effective Leverage Ratio.  The Credit Parties shall not permit the Effective Leverage Ratio calculated for the date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio

June 20, 2011	5.50:1.00
September 12, 2011	5.50:1.00
January 2, 2012	5.40:1.00
March 26, 2012	5.40:1.00
June 18, 2012	5.25:1.00
September 10, 2012	5.00:1.00
December 31, 2012	5.00:1.00
March 25, 2013	5.00:1.00
June 17, 2013	5.00:1.00
September 9, 2013	4.75:1.00
December 30, 2013	4.75:1.00
March 24, 2014	4.75:1.00
June 16, 2014	4.75:1.00
September 8, 2014 and the last day of each Fiscal Quarter	4.50:1.00

ending thereafter

“Effective Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.3                               Fixed Charge Coverage Ratio.  The Credit Parties shall not permit the Fixed Charge Coverage Ratio for the thirteen Fiscal Periods period ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio

June 20, 2011	1.40:1.00
September 12, 2011	1.40:1.00
January 2, 2012	1.40:1.00
March 26, 2012	1.40:1.00
June 18, 2012	1.40:1.00
September 10, 2012	1.45:1.00
December 31, 2012	1.45:1.00
March 25, 2013	1.45:1.00
June 17, 2013	1.45:1.00
September 9, 2013	1.45:1.00
December 30, 2013 and the last day of each Fiscal Quarter ending thereafter	1.40:1.00

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.4                               Specified Equity Contribution.  For purposes of determining compliance with the financial covenants set forth in Section 6.2 and Section 6.3, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Agent, it being agreed that in no event shall such equity be mandatorily redeemable or otherwise require any payment in cash with respect thereto prior to the date that is 180 days after the final scheduled installment payment date for a Term Loan) made to Borrower after the end of any Fiscal Quarter after the Closing Date and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter will, at the request of Borrower, be applied as a mandatory prepayment of the Term Loans and, if so applied, solely for the purpose of determining compliance with such financial covenants at the end of such Fiscal Quarter be deemed to have reduced the balance of the Term Loans as of the such last day of such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”), provided that (a) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to be in compliance with such financial covenants, (b) the proceeds of any such Specified Equity Contribution shall have been contributed to Borrower as cash common equity, (c) Specified Equity Contributions may not be made in any two consecutive Fiscal Quarters and no more than two Specified Equity Contribution may be made during the term of this Agreement and (d) the aggregate amount of Specified Equity Contributions made during the term of this Agreement shall not exceed $5,000,000.

ARTICLE VII - EVENTS OF DEFAULT

7.1                               Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                 Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)                                 Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 4.3(a) and 4.9, Article V or Article VI hereof or (ii) Sections 4.1, 4.2(b), and 4.6, which failure, solely with respect to this clause (ii) shall not have been cured within three (3) Business Days; or

(d)                                 Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower by Agent or Required Lenders; or

(e)                                  Cross-Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, after the applicable grace or notice period, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)                                   Insolvency; Voluntary Proceedings.  (i) Borrower ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, (ii) any Credit Party or any Subsidiary of any Credit Party generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (iii) Borrower, any Credit Party or any Subsidiary of any Credit Party whose EBITDA represents 10% or more of the EBITDA of Borrower and its Subsidiaries voluntarily ceases to conduct its business in the ordinary course; (iv) any Credit Party or any Subsidiary of any Credit Party commences any Insolvency Proceeding with respect to itself; or (v) any Credit Party or any Subsidiary of any Credit Party takes any action to effectuate or authorize any of the foregoing; or

(g)                                  Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)                                 Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)                                     Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)                                    Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than (i) the failure of Agent to take any action within its control or (ii) a security interest in Collateral which at the time is not required to be perfected under the Loan Documents) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)                                 Ownership. (i) Sponsor at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) (or thirty five percent (35%) at any time after the occurrence of a Qualified IPO) of the issued and outstanding Voting Stock of Parent; (ii) Parent ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Borrower, in each instance in clause (iii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of

Agent, for the benefit of the Secured Parties and other than Liens under Section 5.1(c) or Section 5.1(f) or (iv) at any time after the occurrence of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Sponsor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, more of the Voting Stock of Parent on a fully-diluted basis than Sponsor beneficially owns, directly or indirectly (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

7.2                               Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent shall at the request of the Required Lenders:

(a)                                 declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;

(b)                                 declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) (other than 7.1(f)(i)) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3                               Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4                               Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the amount of Letter of Credit Obligations or a letter of credit on terms and conditions, in form and substance and issued by an issuer reasonably acceptable to Agent, in either instance, as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuers, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select. If the Event of Default for which cash collateral or backstop letter of credit was required hereunder is cured or waived, and no other Event of Default has occurred and is continuing, then Agent shall promptly return to Borrower such cash collateral or backstop letter of credit (to the extent Agent is the beneficiary thereof) upon Borrower’s request and instructions.

ARTICLE VIII - AGENT

8.1                               Appointment and Duties.

(a)                                 Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (x) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (y) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (z) exercise such powers as are reasonably incidental thereto.

(b)                                 Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers, and is hereby authorized, to (t) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (u) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (v) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (w) manage, supervise and otherwise deal with the Collateral, (x) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (y) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (z) release any Collateral or Credit Party in accordance with Section 8.10 and execute all documentation evidencing such release and (aa) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs Agent, each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, Agent, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and, each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                                  Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers, as applicable (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2                               Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by Agent or the Required Lenders, (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders, (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders, (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3                               Use of Discretion.

(a)                                 No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)                                 Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)                                  Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4                               Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5                               Reliance and Liability.

(a)                                 Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                                 None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, Parent, Borrower and each other Credit Party hereby waive and shall not assert (and each of Parent and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence, willful misconduct or bad faith of Agent or its Related Persons (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i)                                     shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders, or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)                                  shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)                               makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)                              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Parent and Borrower hereby waives and agrees not to assert (and each of Parent and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6                               Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders.

8.7                               Lender Credit Decision.

(a)                                 Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)                                 If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8                               Expenses; Indemnities.

(a)                                 Each Lender agrees to reimburse Agent and each of its Related Persons to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent (in such capacity) or any of its Related Persons (acting for Agent) in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)                                 Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) severally and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent (in such capacity) or any of its Related Persons (acting for Agent) in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent (in such capacity) or any of its Related Persons (acting for Agent) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or its Related Persons, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)                                  To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9                               Resignation of Agent or L/C Issuer.

(a)                                 Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)                                 Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such retiring Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c)                                  Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10                        Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                                 any Subsidiary of Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and

(b)                                 any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h), (i), (r), (t), (w) and (y), to the extent constituting a cash collateral deposit securing Hedging Obligations, and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, in each case, that Agent has theretofore been notified in writing by the holder of such Obligations are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (other than (1) Obligations arising under any Letter of Credit and (2) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations, (D) deposit of cash collateral with respect to all Letter of Credit Obligations or receipt by each L/C Issuer which has issued an outstanding Letter of Credit of a back-up letter of credit in amounts (not to exceed 105% of the undrawn stated amount of any Letter of Credit) and on terms and conditions and with parties satisfactory to such L/C Issuer and (E) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11                        Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, except in the case of Secured Swap Providers, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12                        Documentation Agent, Syndication Agent, Co-Lead Arranger and Joint Bookrunner. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the Documentation Agent, Syndication Agent, any Co-Lead Arranger or any Joint Bookruuner shall have any duties or responsibilities, nor shall the Documentation Agent. Syndication Agent, any Co-Lead Arranger or any Joint Bookrunner have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent, Syndication Agent, any Co-Lead Arranger or any Joint Bookrunner. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent, Syndication Agent, Co-Lead Arranger and/or Joint Bookrunner shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as such Documentation Agent, Syndication Agent, Co-Lead Arranger and/or Joint Bookrunner.

ARTICLE IX - MISCELLANEOUS

9.1                               Amendments and Waivers.

(a)                                 No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower, do any of the following:

(i)                                     increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii)                                  postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to such Lenders or L/C Issuer hereunder or under any other Loan Document (other than prepayments pursuant to subsections 1.8(c) through (f));

(iii)                               reduce the principal of, or the rate of interest (other than the prospective waiver of default interest, the waiver of default interest as a result of a waiver of an Event of Default or the termination of the application of the default rate of interest by Required Lenders after the institution thereof) specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations to such Lender;

(iv)                         amend or modify Section 1.10(c);

(v)                                 change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)                              except in connection with the Incremental Facility to the extent expressly set forth in Section 1.12, amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii)                           discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(b)                                 No amendment, waiver or consent shall, unless in writing and signed by Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby or all the Lenders, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c)                                  No amendment or waiver shall, unless signed by Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2; (iii) amend or waive this subsection 9.1(c) or the definitions of the terms used in this subsection 9.1(c) insofar as the definitions affect the substance of this subsection 9.1(c); and (iv) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder.

(d)                                 Notwithstanding anything to the contrary contained in this Section 9.1, (w) the Agent and the Borrower may amend this Agreement and any other Loan Document as necessary to reflect a change in the Credit Parties’ fiscal year permitted under Section 5.14, (x) the Borrower may amend Schedules 3.2 and 3.20 upon notice to Agent, (y) Agent may amend Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9 or Incremental Term Loan Commitments provided in accordance with Section 1.12, and (z) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured

Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

9.2                               Notices.

(a)                                 Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b)                                 Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(c)                                  Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3                               Electronic Transmissions.

(a)                                 Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each

E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)                                 LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any, testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4                               No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5                               Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition,

Borrower agrees to pay or reimburse within five Business Days of demand (a) Agent for all reasonable, documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, (b) Agent for all reasonable documented costs and expenses incurred by it or any of its Related Person in connection with environmental audits on fee owned Real Estate of any Credit Party or any Subsidiary of any Credit Party subject to the limitations set forth in this Agreement, (c) Agent, its Related Persons, and L/C Issuer for all reasonable documented costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs of only one primary law firm in any such case (together with such local counsel as Agent may deem appropriate) for the Agent and additional counsel as are reasonably necessary in light of actual or potential conflicts of interests and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6                               Indemnity.

(a)                                 Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer (in each case, in such Person’s respective capacity as such) and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Borrower and each other Credit

Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) resulted from the gross negligence, willful misconduct or bad faith of any such Indemnitee or (ii) (A) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (B) are attributable to the bad faith, gross negligence or willful misconduct of such Indemnitee.

9.7                               Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8                               Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 hereof, and provided further that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9                               Assignments and Participations; Binding Effect.

(a)                                 This Agreement shall become effective when it shall have been executed by Parent, Borrower, the other Credit Parties signatory hereto, Agent and when Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Parent, Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and L/C Issuer party hereto and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of Parent, Borrower, any other Credit Party, any L/C Issuer, or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person that is acceptable to Agent and, as long as no Event of Default is continuing, the Borrower (which acceptance shall not be unreasonably withheld or delayed and shall be deemed to have been given if the Borrower has not responded within ten Business Days of a written request for such acceptance; provided, that, it shall not be deemed unreasonable for Borrower to withhold acceptance as to any Person that is a Disqualified Person), and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, Agent and each L/C Issuer that is a Lender (provided, however, any Sale made pursuant to this clause (iii) while an Event of Default is continuing shall require an acknowledgement from the Borrower that such Sale is not being made to a Disqualified Person (it being agreed that (i) the only reason the Borrower may withhold such acknowledgment is that the proposed assignee is a Disqualified Person, (ii) such acknowledgment shall not be unreasonably delayed and (iii) such acknowledgment shall be deemed to have been given if Borrower has not responded within five Business Days of a written request for such acknowledgment has been sent to the Borrower and J.H. Whitney & Co.)); provided, however, that (x) such Sales do not have to be ratable between the Revolving Loan and the Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or the Term Loan and (y) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of Borrower (to the extent Borrower’s consent is otherwise required) and Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall be deemed to be not unreasonable.

(c)                                  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor reasonably acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9(b)(iii), upon Agent (and Borrower, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                                 Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)                                  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                   In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and Borrower and Parent shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(g)                                  Without limiting clause (f) above, any Lender (an “Assigning Lender”) may, without notice to the Agent, assign to one or more SPV (which in no event may be a Disqualified Person) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such Assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPV shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Agent and Borrower may deliver notices to the Assigning Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrower are requested in writing by the SPV to deliver such notices separately to it. The Borrower shall, at the request of any Assigning Lender, execute and deliver to such Person as such Assigning Lender may designate, a Note in the amount of such Assigning Lender’s original Note (if any), to evidence the Loans of such Assigning Lender and related SPV.

9.10                        Non-Public Information; Confidentiality.

(a)                                 Non-Public Information. Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b)                                 Confidential Information. Each Lender, each L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s written consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)                                  Tombstones. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d)                                 Press Release and Related Matters. No party hereto shall, and no party hereto shall permit any of its Affiliates to, issue any press release or other public disclosure (other than, with respect to a Credit Party, any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to a Credit Party, GE Capital or of any of its Affiliates, any Lender, the Loan Documents or any transaction contemplated therein to which such party is party without the prior consent of the other affected parties, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with the other affected parties.

(e)                                  Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)                                   Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws.

9.11                        Set-off; Sharing of Payments.

(a)                                 Right of Setoff. Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, but excluding, so long as Agent or any Lender or Lenders have not exercised any remedies under Section 7.2(a) or 7.2(b), any payroll, fiduciary, withholding, or employee benefit account, and any deposit account referred to in Section 4.11(v), 4.11(vi) and 4.11(vii)) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender, Affiliate thereof or L/C Issuer shall exercise any such right of set off without the prior written consent of Agent. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b)                                 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of and from any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).

9.12                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13                        Severability; Facsimile Signature.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

9.14                        Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15                        Independence of Provisions.  The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16                        Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17                        No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Lenders, the L/C Issuer, Agent, and, subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18                        Governing Law and Jurisdiction.

(a)                                 Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting for the Southern District of New York and, by execution and delivery of this Agreement,

Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent (i) such New York State court or federal court located in New York declines to accept such jurisdiction, whether as an inconvenient forum or otherwise or (ii) Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents in order to enforce its rights in respect of Collateral or under any Collateral Document, enforce a judgment obtained in respect of any Loan Document or enforce its rights against any asset of a Credit Party that is not Collateral. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)                                  Service of Process.  Each Credit Party party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)                                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction, provided that each Credit Party consents only to the jurisdictions described in Section 9.18(b).

9.19                        Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20                        Entire Agreement; Release; Survival.

(a)           THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH

OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)                                 Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Credit Party or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Credit Party and Agent, Lender, and any other party signatory hereto hereby waives, releases and agrees (and, in the case of Borrower and each other Credit Party, shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                                  (i)  Any indemnification or other protection provided to any Indemnitee pursuant to Article VIII (Agent), Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), this Section 9.20, and Article X (Taxes, Yield Protection and Illegality) of this Agreement and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) hereof, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21                        Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22                        Replacement of Lender.  Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which the Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender if such Non-Funding Lender or Impacted Lender fails to do so, at any time with three (3) Business’ Days prior notice to such Lender and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23                        Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24                        Creditor-Debtor Relationship.  The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1                        Taxes.

(a)                                 Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b)                                 If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c)                                  In addition, the Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.

(d)                                 The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                                   (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)                               Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent. Borrower may request from Agent copies of any such documents in Agent’s possession from time to time.

(iv)                              If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by the Agent or Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

(g)                                  If Agent or any Lender receives a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 10.1 and provided no Event of Default shall have occurred and be continuing, Agent or Lender, as applicable, shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 10.1 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, Borrower, upon the request of Agent or Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or Lender in the event Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require either Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

10.2                        Illegality.  If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental. Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and Borrower that the circumstances giving rise to such determination no longer exists.

(a)                                 Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such

LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)                                  Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3                        Increased Costs and Reduction of Return.

(a)                                 If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation (excluding changes in the taxes (or rates thereof) measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document)) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof there shall be any increase in the cost (other than Taxes payable or with respect to amounts received hereunder) to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then Borrower shall be liable for, and shall from time to time, within thirty (30) days of written demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3 for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender or L/C Issuer shall have determined that:

(i)                                        the introduction of any Capital Adequacy Regulation after the date hereof;

(ii)                                     any change in any Capital Adequacy Regulation after the date hereof;

(iii)                                  any change after the date hereof in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)                                 compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3 for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)                                  Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law or regulation under subsection (a) and/or a change in Capital Adequacy Requirement under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4                        Funding Losses.  Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                 the failure of Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)                                 the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)                                  the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with Section 1.7;

(d)                                 the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)                                  the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of the Applicable Margin on any Loan); provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent and Borrower of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5                        Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6                        Reserves on LIBOR Rate Loans.  Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7                        Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

ARTICLE XI - DEFINITIONS

11.1                        Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.1(c)
“Assigning Lender”	9.9(g)
“Borrower”	Preamble
“Borrower Materials”	9.10(d)
“Capital Expenditures”	Exhibit 4.2(b)
“Capital Expenditure Limitation”	6.1

“EBITDA”	Exhibit 4.2(b)
“Effective Leverage Ratio”	Exhibit 4.2(b)
“Event of Default”	7.1
“Excess Cash Flow”	Exhibit 1.8(e)
“Existing Letters of Credit”	1.1(c)(viii)
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Incremental Amendment”	1.12(d)
“Incremental Availability”	1.12(e)
“Incremental Facility Closing Date”	1.12(e)
“Incremental Term Loan Commitment”	1.12(a)
“L/C Reimbursement Agreement”	1.1(c)
“L/C Sublimit”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Liquidating Person”	5.3
“Maintenance Capital Expenditures”	Exhibit 4.2(b)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6
“Operating Lease Expense”	4.2(b)
“Other Taxes”	10.1(c)
“Parent”	Recitals
“Permitted Liens”	5.1
“Purchase Notice”	9.25(a)
“Register”	1.4(b)
“Regulatory Appraisal”	4.2(h)
“Replacement Lender”	9.22
“Revolving Loan”	1.1(b)
“Revolving Loan Commitment”	1.1(b)
“Sale”	9.9(b)
“Settlement Date”	1.11(b)
“Taxes”	10.1(a)
“Term Loan”	1.1(a)
“Term Loan Commitment”	1.1(a)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by Borrower or such Subsidiary, as stated on the respective invoice of Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of Borrower or any of its Subsidiaries who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, none of Agent, nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Incremental Term Loan Commitment” means the combined Incremental Term Loan Commitments of the Lenders, which shall initially be in an amount not to exceed $20,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $25,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $120,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Confidential Information” is information that cannot be disclosed to any Lender, L/C Issuer, or Agent as a consequence of (i) a restriction contained in an agreement entered into prior to the Closing Date so long as the Borrower shall have used reasonable efforts to obtain a waiver from such restriction to permit such information to be provided to such Lender, Agent or Person, or (ii) a restriction contained in an agreement entered into on or after the Closing Date so long as the Credit Party entering into such agreement used reasonable efforts to have such restriction omitted from such agreement.

“Applicable Margin” means:

(a)                                 if a Base Rate Loan, , three and one-half percent (3.50%) per annum; and

(b)                                 if a LIBOR Rate Loan, four and three-quarters percent (4.75%) per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with consent of any party whose consent is required by Section 9.9), accepted by Agent, in substantially the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable documented fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bank Product” means any of the following products, services or facilities extended to any Credit Party by a Lender (or a Person who was a Lender at the time of initially providing such products, services or facilities): (a) cash management services consisting of operating, collections, payroll, trust, or other depository or disbursement accounts, and including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, depository, information reporting, lockbox and stop payment services; and (b) commercial credit card and merchant card services.

“Bank Product Obligations” means all liabilities and obligations of Loan Parties to any Lenders (or a Person who was a Lender at the time of initially providing a Bank Product) under all Bank Products.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one and one-half percent (1.50%) per annum), plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (and governed by the laws of the United States or otherwise), other than a Multiemployer Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of Borrower on the same day by the Lenders pursuant to Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days).

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by Agent and all Lenders.

“Closing Date Dividend” means the dividend on or about the Closing Date made by Borrower to Parent in an amount not to exceed $80,000,000.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent in connection with this Agreement or any of the Loan Documents.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) filed against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its Revolving Loan Commitment, and Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, Term Loan Commitment or Incremental Term Loan Commitment divided by the Aggregate Revolving Loan Commitment, Aggregate Term Loan Commitment, Aggregate Incremental Term Loan Commitment as applicable.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form attached to the Guaranty and Security Agreement or otherwise in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Controlled Investment Affiliate” shall mean any Person which is controlled by the Sponsor and is organized by the Sponsor primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Conversion Date” means any date on which Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) in or to copyrights and other works of authorship, including mask works, databases, and designs, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Parent, Borrower and each other Person (i) which executes this Agreement as a “Credit Party”, (ii) which executes a guaranty of the Obligations, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, pursuant to Section 5.2(b) or prohibited by Section 5.2 and consummated pursuant to a waiver of the application of such Section 5.2 by the Required Lenders, and (b) the sale or transfer by Borrower or any Subsidiary of Borrower of any Stock or Stock Equivalent issued by any Subsidiary of Borrower and held by such transferor Person, other than an Excluded Equity Issuance.

“Disqualified Person” means any Person whose name appears on a written list provided by Borrower on March 24, 2011 and agreed to by Agent (together with any supplements thereto provided in writing by Borrower to Agent adding a Disqualified Person Affiliate of such Person), which list is available for review by any Lender at its request.

“Disqualified Person Affiliate” means, as to any Disqualified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Disqualified Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America other than an Excluded Domestic Subsidiary.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health or safety from environmental hazards, protection of the environment and natural resources, and relating to the Release of Hazardous Materials, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency, at the rate used by Agent’s treasury function, as revised from time to time by Agent, on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrower and Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code, or solely for purposes of Section 412 of the Code, under Sections (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination)

under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder; and (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Account” means (a) any account into which there is deposited no funds other than those intended solely to cover payroll and other compensation for employees of Parent, the Borrower and its Subsidiaries; (b) employee withholding accounts that contain only funds deducted from pay otherwise due to direct employees of Parent, the Borrower and its Subsidiaries for services rendered to be applied toward the tax obligations of such employees; (c) escrow accounts and accounts established solely for the purpose of holding fiduciary funds in trust for the benefit of third parties, (d) trust accounts that only contain funds of third parties that are not affiliates of Parent, the Borrower or its Subsidiaries, held for safekeeping by Parent, the Borrower or its Subsidiaries; (e) any cash collateral account constituting a Permitted Lien; (f) accounts subject to irrevocable written instructions to be swept on a daily basis into a deposit account that has been pledged to the Agent, (g) the Overfunded Equity Account and (h) other than the accounts set forth in the preceding clauses (a) through (g), accounts in which there is not maintained at any time funds on deposit greater than (a) $100,000 for any individual account or $250,000 in the aggregate for all such accounts.

“Excluded Domestic Subsidiary” means with respect to any Person, a Subsidiary of such Person which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America and is an entity disregarded for federal income tax purposes and is formed to hold and whose primary assets are equity interests in Foreign Subsidiaries.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance (or any capital contribution in respect of) of (a) Stock or Stock Equivalents by Parent or any of its parent companies to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of Borrower to Borrower or another Wholly-Owned Subsidiary of Borrower constituting an Investment permitted hereunder, (c) [intentionally omitted], (d) Stock or Stock Equivalents by Parent or any of its parent companies to Sponsor, or any other equity holder of Parent or any of its parent companies as of the Closing Date or any future equity holder exercising preemptive rights in respect of such Stock or Stock Equivalents, (e) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries and (f) issuances in connection with and in order to consummate a Permitted Acquisition or to fund capital expenditures. No issuance of Indebtedness shall constitute an Excluded Equity Issuance.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f), and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA to establish a complete exemption from withholding thereunder.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Period” means those accounting periods of the Borrower set forth on Schedule 11.1(b).

“Fiscal Quarter” means those quarterly accounting periods of the Borrower set forth on Schedule 11.1(c).

“Fiscal Year” means those yearly accounting periods of the Borrower set forth on Schedule 11.1(d).

“First Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting Stock (directly or through ownership of Stock Equivalents) of which are held by any Credit Party either directly or indirectly through one or more Domestic Subsidiaries of Parent.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $100,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any commodity, swap, option, or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar transaction or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying commodity, in each case, entered into in the Ordinary Course of Business and not for speculative purposes. A Rate Contract is not a Hedging Agreement.

“Hedging Obligations” means obligations, liabilities and Indebtedness arising under a Hedging Agreement and at any time, shall be calculated as the amount payable by the applicable Credit Party upon expiration or termination of such Hedging Agreement.

“Incremental Term Loan” means any Term Loan made by a Term Loan Lender pursuant to its Incremental Term Loan Commitment.

“Incremental Term Loan Facility” means the Incremental Term Loans and the provisions herein related to the Incremental Term Loans.

“Incremental Term Loan Maturity Date” means the date that an Incremental Term Loan is originally scheduled to mature, as set forth in the applicable Incremental Amendment.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Amendment.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than (i) trade payables and accrued expenses arising in the Ordinary Course of Business, (ii) obligations under non-competition agreements and deferred compensation and severance payments and (iii) deferred rent; (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for a Term Loan, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; provided, that if such Indebtedness shall not have been assumed by such Person and recourse to such Person is limited solely to such Property, the amount of such Indebtedness hereunder shall not exceed the fair market value of such asset securing such Indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“In Permanent Reduction of the Revolving Loan Commitments” means, with respect to a prepayment of the Revolving Loans, that the Revolving Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of the aggregate of principal prepaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or to intellectual property and industrial property and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks and Trade Secrets.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan thereof having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period and (d) with respect to Base Rate Loans the first day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation provided that:

(a)                                 if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  no Interest Period for the Term Loan shall extend beyond the last scheduled payment date therefore and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d)                                 no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan unless the aggregate principal amount of Term Loan represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“L/C Issuer” means GE Capital or an Affiliate thereof or a bank or other legally authorized Person selected by or acceptable to Agent in their its discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of Borrower by L/C Issuers, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the highest of (a) 1.50% per annum and (b) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Revolving Loan (or any one or more portions thereof) or Term Loan (or any one or more portions thereof) that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law)

and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease. For the avoidance of doubt, “Lien” shall not be deemed to include any licenses of Intellectual Property.

“Loan” means an extension of credit by a Lender to Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Master L/C Agreement, the Collateral Documents, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (other than any Secured Rate Contract and any documentation of any Bank Product or Bank Product Obligations).

“Management Agreement” means that certain Management Services Agreement dated as of November 17, 2006, by and among Sponsor, Borrower, Parent and certain other signatories thereto, as in effect on the Closing Date.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master L/C Agreement” means the Master Agreement for Standby Letters of Credit, dated as of the Closing Date, between the Borrower and Agent (as may amended, restated, modified or supplemented from time to time).

“Material Adverse Effect” means an event, act or occurrence that has had or could reasonably be expected to have: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of any Credit Party or the Credit Parties and the Subsidiaries taken as a whole; or (b) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $1,000,000 in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real properly improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to Borrower or any Subsidiary of Borrower (so long as such amounts payable to a Subsidiary of Borrower comply with Section 5.6), (ii) sale, use or other transaction taxes paid or payable as a result thereof and a cash reserve, established in good faith by the Borrower, for any income taxes anticipated to actually be payable in respect of any gain from such Disposition after taking into account and applying any tax deductions, net operating losses or net operating loss carry-forwards, tax credits or other tax attributes of Parent or any other Credit Party that is available to reduce the income tax otherwise payable in respect of such gain; provided however, when such cash, if any, as may remain after payment of taxes in respect of the year in which such Disposition occurred is released from such reserve, it shall be deemed to be Net Proceeds hereunder at such time, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition, and (iv) the amount of cash reserves or escrows established in connection with purchase price adjustments and retained liabilities; provided however, when such cash or escrow is released to a Credit Party or one of its Subsidiaries, the amount so released shall be deemed to be Net Proceeds hereunder at such time and (b) in the event of an Event of Loss, (i) all money actually applied to repair, reconstruct or replace the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, and (iv) the amount of cash reserves established to fund contingent liabilities reasonably estimated to be payable; provided however, when such cash, if any, as may remain after the satisfaction of such contingent liability is released from such reserve, it shall be deemed to be Net Proceeds hereunder at such time. After netting out the items in clauses (a) and (b) of the foregoing definition, as applicable, if the amount of Net Proceeds would be less than zero, such amount shall be deemed to equal zero.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document, any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. Obligations shall include all Bank Product Obligations.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary of any Credit Party, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Overfunded Equity Account” means the account containing only the overfunded amount of Sponsor’s original investment in Parent and the funds on deposit therein and earnings thereon which do not exceed $3,200,000 as of the Closing Date.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) in or to letters patent and applications therefor, including all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) Borrower or any Wholly-Owned Subsidiary of Borrower which is a Domestic Subsidiary of substantially all of the assets of a Target, which assets are located in the United States or (ii) Borrower or any Wholly-Owned Subsidiary of Borrower which is a Domestic Subsidiary of 100% of the Stock and Stock Equivalents of a Target incorporated under the laws of any State in the United States or the District of Columbia to the extent that each of the following conditions shall have been satisfied:

(a)                                 the Borrower shall have furnished to Agent and Lenders at least ten days (10) prior to the consummation of such Acquisition (1) a written notice (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent or Required Lenders, such other information and documents that Agent or Required Lenders may request, including, without limitation, copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements (for the four Fiscal Quarters most recently ended for which financial statements have been delivered but including the pro forma effect of such Acquisition) of Parent and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of Borrower, in form and substance acceptable to the Agent, demonstrating on a pro forma basis, that as of the date of such Acquisition and for the most recent period of four Fiscal Quarters for which financial statements are available pursuant to Section 4.1 (after giving effect to such Acquisition and any other Acquisitions consummated simultaneously or substantially simultaneously therewith, the average daily outstanding principal balance of the Revolving Credit Facility for the immediately preceding 30 consecutive days, other acquisitions, dispositions or prepayment of Indebtedness and other appropriate pro forma adjustments reasonably acceptable to Required Lenders), the Credit Parties shall be in pro forma compliance with the financial covenants contained in Article VI hereof and in addition, the Effective Leverage Ratio shall remain at or below the lesser of (x) 4.80:1.00 and (y) 0.25:1.00 less than the maximum Effective Leverage Ratio permitted hereunder as of the last day of such most recent period of four Fiscal Quarters for which financial statements have been delivered pursuant to Section 4.1 and (4) copies of such other available agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 4.13) as Agent or Required Lenders reasonably shall request;

(b)                                 the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and Borrower will use commercially reasonable efforts to deliver to Agent, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the acquisition documents;

(c)                                  such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;

(d)                                 no Default or Event of Default shall then exist or would exist after giving effect thereto;

(e)                                  after giving effect to such Acquisition, Availability shall be not less than $10,000,000;

(f)                                   the total consideration paid or payable (including without limitation, any deferred payment) for all Acquisitions consummated during the term of this Agreement shall not exceed $10,000,000 in the aggregate for all such Acquisitions plus the proceeds of the Incremental Term Facilities and consideration financed with the proceeds of the issuance of Stock or Stock Equivalents (other than Stock or Stock Equivalents that are described in clause (h) of the definition of Indebtedness or contributions in respect thereof);

(g)                                  the Target has “restaurant level profit” (as such term is used in a manner consistent with the Borrower’s financial statements), subject to pro forma adjustments acceptable to the Required Lenders, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero; and

(h)                                 if the total consideration paid or payable (including without limitation, any deferred payment) for such Acquisition exceeds $7,500,000, at the request of the Required Lenders, the Borrower shall furnish to Agent and Lenders, a quality of earnings report with respect to the Target, in form satisfactory to the Required Lenders and prepared by an accounting firm reasonably acceptable to the Required Lenders.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1(a) hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified IPO” shall mean the first underwritten public offering by Parent or any direct or indirect parent thereof of its Stock after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 that results in gross cash proceeds to Parent and/or such direct or indirect parent thereof of at least $75,000,000.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates. A Hedging Agreement shall not constitute a Rate Contract.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding or (b) if the Aggregate Revolving Loan Commitments have been terminated, Lenders then having more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans then outstanding plus outstanding Letter of Credit Obligations (provided, however, that if Agent determines in its reasonable discretion that any Lender (other than General Electric Capital Corporation, Affiliates (under the first two sentences of such definition) of General Electric Capital Corporation and Approved Funds of General Electric Capital Corporation) is a commercial bank, then either (i) (x) Required Lenders shall require at least three Lenders (it being agreed that solely for purposes of this proviso, a Lender, and Affiliates (under the first two sentences of such definition) of such Lender and Approved Funds of such Lender shall be deemed to be one Lender) and (y) Required Lenders shall require at least one Lender (other than General Electric Capital Corporation, Affiliates (under the first two sentences of such definition) of General Electric Capital Corporation and Approved Funds of General Electric Capital Corporation) which the Agent determines in its reasonable discretion is a commercial bank) or (ii) Required Lenders shall require (x) Lenders then holding more than sixty six and two-thirds percent (66 2/3%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding or (y) if the Aggregate Revolving Loan Commitments have been terminated, Lenders then having more than sixty six and two-thirds percent (66 2/3%) of the sum of the aggregate unpaid principal amount of Loans then outstanding plus outstanding Letter of Credit Obligations).

“Required Revolving Lenders” means Lenders having (a) more than fifty percent (50%) of the Aggregate Revolving Loan Commitments of all Lenders, or (b) if the Aggregate Revolving Loan Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of Revolving Loans and Letter of Credit Obligations (provided, however, that if Agent determines in its reasonable discretion that any Revolving Lender (other than General Electric Capital Corporation, Affiliates (under the first two sentences of such definition) of General Electric Capital Corporation and Approved Funds of General Electric Capital Corporation) is a commercial bank, then either (i) (x) Required Lenders shall require at least three Revolving Lenders (it being agreed that solely for purposes of this proviso, a Revolving Lender, and Affiliates (under the first two sentences of such definition) of such Revolving Lender and Approved Funds of such Revolving Lender shall be deemed to be one Revolving Lender) and (y)

Required Revolving Lenders shall require at least one Revolving Lender (other than General Electric Capital Corporation, Affiliates (under the first two sentences of such definition) of General Electric Capital Corporation and Approved Funds of General Electric Capital Corporation) which the Agent determines in its reasonable discretion is a commercial bank) or (ii) Required Revolving Lenders shall require (x) Lenders then holding more than sixty six and two-thirds percent (66 2/3%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding or (y) if the Aggregate Revolving Loan Commitments have been terminated, Lenders then having more than sixty six and two-thirds percent (66 2/3%) of the sum of the aggregate unpaid principal amount of Revolving Loans then outstanding plus outstanding Letter of Credit Obligations).

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, the chief financial officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower, or any other officer having substantially the same authority and responsibility.

“Revolving Credit Facility” means the credit facility hereunder represented by the Revolving Loan Commitments.

“Revolving Creditor” means each Revolving Lender, each L/C Issuer, Agent, and, to the extent its claim arises in connection with the Revolving Credit Facility, each other Indemnitee and holder of an Obligation of a Credit Party.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans).

“Revolving Note” means a promissory note of Borrower payable to the order of a Lender in substantially the form of Exhibit 11.1 (d) hereto, evidencing Indebtedness of Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) March 24, 2016; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party, including each Secured Swap Provider and each holder of Bank Product Obligations.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract)

who has entered into a Secured Rate Contract with Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100 year flood) in any given year.

“Sponsor” means J.H. Whitney & Co. and its Controlled Investment Affiliates.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Standard & Poor’s” means Standard & Poor’s Rating Services.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means the Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Swingline Commitment” means $5,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(d).

“Swing Loan” has the meaning specified in clause (i) of subsection 1.1(d).

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) Borrower and its Subsidiaries and (b) any Affiliate of Borrower with which Borrower files consolidated, combined or unitary tax returns.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make a Term Loan to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Term Loan Commitments”.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Note” means a promissory note made by Borrower and payable to the order of a Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of Borrower to such Lender resulting from the Term Loan made to Borrower by such Lender.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) in or to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law or otherwise in or to trademarks, trade names, corporate names, company names, business names, trade styles, trade dress, service marks, logos, slogans, Internet Domain Names, and other source or business identifiers and, in each ease, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

“Voting Stock of Parent” means the Stock issued by Parent, which grants the holders of such Stock the right to vote for members of the board of directors or equivalent governing body of Parent.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares, shares required by law to be held by a Person other than a Credit Party and non-voting interests in a limited liability company for which the holder thereof is entitled to no distributions, allocations or other rights other than a distribution of one or more liquor licenses held by such limited liability company upon dissolution of such limited liability company) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liability” means any liability incurred with respect to a Multiemployer Plan pursuant to Section 4201 of ERISA.

11.2                        Other Interpretive Provisions.

(a)                                 Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used herein or therein or in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)                                 The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)                                  Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d)                                 Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                                  Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                                   Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3                        Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as capital lease solely as a result of (x) the adoption of changes in or (y) changes in the application of GAAP after the Closing Date.

11.4                        Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

IGNITE RESTAURANT GROUP, INC.,
as Borrower

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	94-3421359

Address for notices:

9900 Westpark Drive, Suite 300
Houston, Texas 77063

Attn: Jeffrey L. Rager
Facsimile: (832) 369-7297

Address for Wire Transfers:

Account No. 4880 0241 2098
Routing No. 026009593

[Signature Page to Credit Agreement]

JCS HOLDINCS, LLC,
as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	20-5772021

CRAB ADDISON, INC.,
as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	76-0444189

JOE’S CRAB SHACK — TEXAS, INC.,
as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	76-0365369

JOE’S CRAB SHACK — SAN DIEGO, INC.,
as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	76-0558819

JOE’S CRAB SHACK — REDONDO BEACH, INC., as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	76-0615107

[Signature Page to Credit Agreement]

JOE’S CRAB SHACK — KANSAS, INC., as a
Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	76-0554895

BHTT ENTERTAINMENT, INC., as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	President and Secretary
FEIN:	30-0479818

IGNITE RESTAURANTS — NEW JERSEY, INC.,
as a Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	80-0445907

JOE’S CRAB SHACK — ALABAMA PRIVATE
CLUB, INC., as a Credit party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	76-0585186

JOE’S CRAB SHACK — MARYLAND, INC., as a
Credit Party

By:	/s/ [ILLEGIBLE]
Title:	Vice President and Secretary
FEIN:	27-2945297

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as
Agent, L/C Issuer and as a Lender

By:	/s/ Kristine M. Jurczyk
Name:	Kristine M. Jurczyk
Title:	Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Ignite Restaurant Group, Account Officer
Facsimile: (312) 441-7211

With a copy to:

General Electric Capital Corporation
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
Attn: General Counsel-Global Sponsor Finance
Facsimile: (203) 956-4216

and

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Corporate Counsel-Global Sponsor Finance
Facsimile: (312) 441-6876

and

Jeffrey G. Moran
Latham & Watkins LLP
233 South Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 993-9767

[Signature Page to Credit Agreement]

GE CAPITAL FINANCIAL INC.,
as a Lender

By:	/s/ Woodrow Broaders Jr.
Name:	Woodrow Broaders Jr.
Title:	Its Duly Authorized Signatory

Address for notices:
GE Capital Financial Inc. c/o
General Electric Capital Corporation
[Insert Account Manager Address]
Attn: Ignite Restaurant Group, Inc. Account Manager
Facsimile:

With a copy to:
GE Capital Financial Inc.
6510 Millrock Drive
Suite 200
Salt Lake City, Utah 84121
Attn: Chief Financial Officer

Lending office:
GE Capital Financial Inc.
c/o General Electric Capital Corporation
201 Merritt Seven
Norwalk, CT 06851
Attn: Ignite Restaurant Group, Inc. Account Manager
Facsimile:

With a copy to:
GE Capital Financial Inc.
6510 Millrock Drive
Suite 200
Salt Lake City, Utah 84121
Attn: Chief Financial Officer

and

Jeffrey G. Moran
Latham & Watkins LLP
233 South Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 993-9767

[Signature Page to Credit Agreement]

GC ADVISORS LLC as Agent for Federal Insurance
Company, as a Lender

By:	/s/ [ILLEGIBLE]
Title:	Chief Investment Officer

Address for notices:

c/o The Bank of New York Mellon
601 Travis Street, 16th Floor
Houston, TX 77002
Attn: Leslie Hundley
Phone: (713) 483-6269
Facsimile: (201) 830-2987
Lending office:

[Signature Page to Credit Agreement]

GC ADVISORS LLC as Agent for The Phoenix Insurance Company, as a Lender

By:	/s/ [ILLEGIBLE]
Title: Chief Investment Officer

Address for notices:

c/o The Bank of New York Mellon
601 Travis Street, 16th Floor
Houston, TX 77002
Attn: Leslie Hundley
Phone: (713) 483-6269
Facsimile: (201) 830-2987
Lending office:

[Signature Page to Credit Agreement]

GC FINANCE 2010 LLC, as a Lender

By:	/s/ Heather Jousma
Name: Heather Jousma
Title: Authorized Signatory

Address for notices:

GC Finance 2010 LLC
301 S. College Street
MAC D1053-082
Charlotte, NC 28202-6000
Attn: Heather Jousma
Facsimile: (704) 715-0089
Lending office:

[Signature Page to Credit Agreement]

GOLUB CAPITAL PARTNERS IV, L.P., as a Lender
By: Golub Capital Management LLC, its Manager

By:	/s/ [ILLEGIBLE]
Title: Chief Investment Officer

Address for notices:

150 S. Wacker Dr., Suite 800
Chicago, IL 60606
Attn: Portfolio Administrator
Phone: (312) 205-5050
Facsimile: (214) 459-9536
Lending office:

[Signature Page to Credit Agreement]

GOLUB CAPITAL PARTNERS V, L.P., as a Lender
By: Golub Capital Management LLC, its Manager

By:	/s/ [ILLEGIBLE]
Title: Chief Investment Officer

Address for notices:

150 S. Wacker Dr., Suite 800
Chicago, IL 60606
Attn: Portfolio Administrator
Phone: (312) 205-5050
Facsimile: (214) 459-9536
Lending office:

[Signature Page to Credit Agreement]

GOLUB CAPITAL PARTNERS VI, L.P., as a Lender
By: Golub Capital Management LLC, its Manager

By:	/s/ [ILLEGIBLE]
Title: Chief Investment Officer

Address for notices:

150 S. Wacker Dr., Suite 800
Chicago, IL 60606
Attn: Portfolio Administrator
Phone: (312) 205-5050
Facsimile: (214) 459-9536
Lending office:

[Signature Page to Credit Agreement]

GOLUB CAPITAL PARTNERS VII, L.P., as a Lender
By: GC Advisors LLC, its Manager

By:	/s/ [ILLEGIBLE]
Title: Chief Investment Officer

Address for notices:

150 S. Wacker Dr., Suite 800
Chicago, IL 60606
Attn: Portfolio Administrator
Phone: (312) 205-5050
Facsimile: (214) 459-9536
Lending office:

[Signature Page to Credit Agreement]

GOLUB CAPITAL BDC, INC., as a Lender

By:	/s/ [ILLEGIBLE]
Title: Authorized Signatory

Address for notices:

US Bank
One Federal Street, 3rd Floor
Boston, MA 02110
Attn: Justin Lordi
Phone: (617) 603-6722
Facsimile: (866) 977-1076
Lending office:

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marianne T. Meil
Title:	MARIANNE T. MEIL
SR. VICE PRESIDENT
Address for notices:

KeyBank
4900 Tiedeman Road
Brooklyn, Ohio 44144
1st Floor SE
Attn: Paul Kazmierczak
Facsimile: (216) 370-6117
Lending office:

[Signature Page to Credit Agreement)

BANK OF AMERICA N.A., as a Lender

By:	/s/ [ILLEGIBLE]
Title:	Director

Address for notices:

Bank of America, N.A.
2001 Clayton Road
CA4-702-02-25
Concord, CA 94520
Attn: Puneet Kashyap
Facsimile: (312) 453-5522
Lending office:

[Signature Page to Credit Agreement]